As Filed with the Securities and Exchange Commission on September 20, 2002.
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGIS TECHNOLOGIES INC. (Name of Small Business Issuer in Its Charter)

British Columbia, Canada	7373	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1630-1075 West Georgia Street
Vancouver, British Columbia
V6E 3C9
(604) 684-2449
(Address and Telephone Number of Principal Executive Offices)

(Address of Principal Place of Business or Intended Principal Place of Business)

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:
Robert J. Mittman, Esq.
Blank Rome Tenzer Greenblatt LLP
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 885-5000
Telecopier: (212) 885-5001

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Shares, without par value per share	1,458,334	(2)(3)	$1.00	(4)	$1,458,334	$134.17
Total Registration Fee						$134.17

(1)	Estimated solely for the purpose of calculating the registration fee based on Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Representing 1,166,667 common shares and 291,667 common shares issuable upon exercise of outstanding warrants by the holders thereof.

(3)	Pursuant to Rule 416 of the Securities Act, there is also being registered such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends, stock distributions or similar capital readjustments.

(4)	Pursuant to Rule 457(c) of the Securities Act, the registration fee has been calculated based upon the average of the high and low price of the registrant’s common shares as reported by the OTC Bulletin Board on September 16, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2002

PROSPECTUS

1,458,334 Shares

IMAGIS TECHNOLOGIES INC.

Common Stock

        This prospectus covers the sale by OSI Systems, Inc., the sole selling shareholder as described on page 29 of this prospectus, of an aggregate of 1,458,334 common shares, consisting of 1,166,667 common shares and 291,667 common shares issuable upon exercise of warrants held by the selling shareholder. All of the common shares described in this paragraph are being offered for resale by the selling shareholder pursuant to this prospectus.

        The common shares may be offered from time to time by the selling shareholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution” section of this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholder. Any proceeds we receive from these warrant exercises will be used for working capital and general corporate purposes.

        Our common shares trade on the TSX Venture Exchange under the symbol “NAB” and on the OTC Bulletin Board under the symbol IGSTF. On September 16, 2002, the closing sale price of our common shares as reported by the OTC Bulletin Board was US$.95.

        Investing in our common shares is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2002

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. References in this prospectus, to “Imagis”, “we”, “us” and “our” refer to Imagis Technologies Inc., a company incorporated under the laws of British Columbia, Canada.

Our Business

        We are a developer and marketer of advanced biometric facial-recognition software applications and solutions. Our products are marketed as stand alone products and as Software Development Kits, or SDKs, to systems integrators. Our software applications provide a range of security solutions in various industry sectors, including transportation and law enforcement, as well as in the public sector to various government agencies such as customs and immigration. Our principal product is ID-2000™, a facial recognition and image identification system, which utilizes computer technology to identify individuals for processing, documenting, record-keeping, database management, identification verification and other tasks performed by personnel in the law enforcement, security and gaming industries. We currently have more than 140 installations of our products, including at Toronto’s Pearson International Airport, the world’s 16th busiest airport.

Our Formation

        We were incorporated on March 23, 1998, as a British Columbia, Canada company under the name 561648 B.C. Ltd., and commenced trading on the Vancouver Stock Exchange on September 29, 1998. On July 6, 1998, we changed our name to Colloquium Capital Corp. On February 23, 1999, we acquired all of the outstanding shares of Imagis Cascade Technologies Inc., a British Columbia company. As a result of the acquisition, we changed our name to Imagis Technologies Inc.

How to Contact Us

        Our principal executive offices are located at 1630-1075 West Georgia Street, Vancouver, British Columbia V6E 3C9. Our telephone number is (604) 684-2449. Our Internet address is www.imagistechnologies.com. Information contained in our website does not constitute a part of this prospectus.

THE OFFERING

Securities Offered By the Selling Shareholder	1,458,334

Common Shares Outstanding	19,343,370 shares of September 16, 2002

Use of proceeds	We will not receive any proceeds from the sale of common shares by the selling shareholder. We will receive proceeds from the exercise for cash by the selling shareholder of the warrants for which the underlying shares to be issued to the selling shareholder may be sold by the selling shareholder in accordance with this prospectus. We intend to use any proceeds we receive from the exercise of those warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in our common shares involves a high degree of risk. You should carefully review and consider the risks set forth under “Risk Factors,” as well as the other information contained in this prospectus before purchasing any shares of our common shares.
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FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend that forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements are based on current expectations of management but involve certain risks and uncertainties and can generally be identified by the use of forward-looking terminology such as “may,” “will,” “propose,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative or variations of this terminology. Our actual results, performance or achievements could differ materially from the results, performance or achievements projected in, or implied by, those forward-looking statements as a result of risk factors, including, without limitation, those described in the “risk factor” section of this prospectus, including, without limitation, our limited operating history, our need for additional financing, our history of losses, our dependence on a small number of customers, risks involving new product development, our ability to manage growth and integration, risks of technological change, our dependence on key personnel and third party marketing relationships, our ability to protect our intellectual property rights, risks of our software defects and potential product liability, and the volatility of our share price.

CURRENCY AND EXCHANGE RATES

        Our financial statements are prepared in Canadian dollars, CDN$. As a result, our financial information, including the information set forth in our financial statements included in this prospectus, are presented in Canadian dollars. The following table provides the high and low exchange rates for one Canadian dollar expressed in terms of United States dollars for each month beginning in January 2002.

	August 2002	July 2002	June 2002	May 2002	April 2002	March 2002	February 2002	January 2002

High for the month	.6443	.6603	.6618	.6547	.6397	.6342	.6322	.6316
Low for the month	.6276	.6303	.6452	.6367	.6252	.6252	.6200	.6175

        Exchange rates are based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The noon rate of exchange on September 16, 2002 as reported by the United States Federal Reserve Bank of New York for the conversion of Canadian dollars into United States dollars was Cdn$1.00 = US$.6321. Unless otherwise indicated in this prospectus, all references herein are to Canadian dollars.

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SUMMARY FINANCIAL DATA

        The following table presents summary historical financial data. We have derived the audited summary financial data as of and for the two-year period ended December 31, 2001 from our audited financial statements and notes thereto included elsewhere in this prospectus. We have derived the unaudited summary financial data as of and for the six months ended June 30, 2001 and 2002 from our unaudited financial statements and the notes thereto included elsewhere in this prospectus. The following selected financial data are qualified in their entirety by reference to, and you should read the information contained in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited financial statements and the notes to those financial statements contained elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended
	2000	2001	June 30, 2001	June 30, 2002
			(unaudited)
Revenues	$1,097,719	$2,080,704	$1,100,262	$2,053,603
Expenses	4,107,750	5,101,408	2,028,036	4,850,979
Loss	$(3,010,031)	$(3,020,704)	$(927,774)	$(2,797,374)

Net loss per share	$(.26)	$(.21)	$(.07)	$(.16)

Weighted average number of shares
outstanding	11,660,209	14,308,442	13,454,295	17,213,938

Balance Sheet Data:

	December 31,
	2000	2001	June 30, 2002
			(unaudited)
Cash and cash equivalents	$59,497	$200,659	$304,794
Working capital	273,458	2,721,628	1,316,479
Total assets	964,160	3,277,521	2,309,221
Total long-term obligations	1,172,317	—	—
Total Stockholders' equity (deficit)	(804,777)	2,773,466	1,516,838
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RISK FACTORS

        The shares offered by this prospectus are speculative and involve a high degree of risk. In addition to other information in this prospectus, you should carefully consider the following risk factors before making an investment decision.

Because of our limited operating history it will be difficult for an investor to evaluate our business prospects and future operating results.

        We were incorporated in March 1998 and commenced operations in February 1999. Consequently we have a limited operating history upon which an evaluation of our business and prospects can be based. Moreover, in view of the rapidly evolving nature of the advanced security business and our intended expansion of marketing and research and development efforts, we believe that period-to-period comparisons of our financial results are not necessarily an indication of future performance. We face many of the risks, expenses, delays, problems and uncertainties encountered by early-stage companies in rapidly evolving markets.

Our independent auditors have expressed doubt about our ability to continue as a going concern.

        In their report on our December 31, 2001 consolidated financial statements for the year ended December 31, 2001 our independent auditors have included an additional comment that indicates the financial statements are affected by conditions and events that cast substantial doubt on our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have incurred losses since inception and may not achieve profitability.

        We have incurred net losses of approximately $3.0 million in each of the years ended December 31, 2001 and 2000, and approximately $2.7 million in the six months ended June 30, 2002. We have an accumulated deficit of $12,988,010 as of June 30, 2002 and we are continuing to incur losses through the date of this prospectus. We have increased our operating expenses in recent periods and we expect to increase our operating expenses to expand our sales and marketing operations, fund greater levels of research and development, broaden our customer support capabilities and increase our administration resources. These increased costs may result in even greater losses in the future unless we are able to generate significantly greater revenues than we have to date. We may not be able to achieve profitability.

We may require additional financing to fund our operations which may not be available to us.

        Our revenue is not sufficient to finance our operating expenses and capital requirements. Based upon current estimates, we believe that we have sufficient capital to fund our requirements through the end of 2002. Accordingly, we will require additional financing to fund our capital requirements and operating activities. We do not have any current arrangements with respect to other potential sources of financing and we cannot assure you that we will be able to secure financing on favorable terms or at all. Failure to obtain adequate financing when needed could result in significant delays in development of new products and a substantial curtailment of our operations.

Any inability to enhance our existing products or introduce new products or applications in a timely, cost effective manner, could adversely affect our ability to complete and expand our markets.

        Our success will depend upon our ability to enhance our current products both as stand-alone modules and for installation in end-user applications on a timely and cost-effective basis as well as our ability to develop new products or applications that meet changing market conditions, customer needs, new competitive product offerings and enhanced technology which may otherwise render our current product offering obsolete. If we are unable to anticipate or adequately respond on a timely or cost-effective basis to develop new software products and enhancements to existing products, our business, financial condition, operating results could be materially adversely affected.

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The lengthy sales cycle for our products may require us to expend significant capital in advance of sales thereby affecting our cash flow and financial condition.

        The purchase of our computerized arrest and booking system, CABS, is an enterprise-wide decision in most cases requiring the approval of a government and agency, which can be a time-intensive process. Additionally, due to the significant commitment of capital required to purchase a system, potential customers tend to deliberate in making acquisition decisions. Consequently, these products generally have a lengthy sales cycle ranging from three to nine months. As a result, we are required to engage in sales efforts over an extended period of time and expend significant sums in educating and informing prospective customers regarding the benefits of the CABS system. As a result, the loss or continuing delay of a large contract could have a material adverse effect on our quarterly financial condition, operating results and cash flows. Moreover, failure to successfully complete a sale after expending substantial time and monetary and other resources to solicit a customer could adversely affect our operating results.

Because a small number of business partners comprise a substantial portion of our sales, the loss of any significant partner could have a material adverse effect on our revenues, operating results and financial condition.

        The loss of any one or more of our largest business partners, significant changes in product requirements or delays of significant orders could have a material adverse effect upon our revenues, operating results and financial condition. Historically, a limited number of partners have accounted for a substantial portion of our revenues. Four partners accounted for approximately 50% and 60% of our revenues for the years ended December 31, 2000 and 2001, including Orion Scientific Systems, which accounted for 51% and 45% of our revenues during these years. Additionally, Serco Ltd. accounted for approximately 40% of our revenues for the six months ended June 30, 2002. Until we are able to diversify and expand our customer base, we will depend significantly upon the timing and continue to derive a substantial portion of our revenues from a limited number of partners.

The success of our marketing strategy dependents upon the efforts of third parties for the marketing, sale and distribution of our products.

        We have limited financial, personnel and other resources. Our products are marketed by our business partners in accordance with existing agreements that are nonexclusive and may be terminated by either party without cause. The efforts of these third parties are not within our control, and they are not obligated to purchase our products. Our existing business partners may be unable or unwilling to continue to provide the level of services and technical support necessary to provide a complete solution to our customers or may emphasize their own or third-party products to the detriment of our products. The loss of any significant business partners, or their failure to perform under our arrangements coupled with our inability to attract and retain new business partners with the technical, industry and application experience required to market our products successfully could have a material adverse effect on our ability to market our products.

        Additionally, we offer our products and services to end-users through our third-party business partners, which act as project manager or systems integrator. As a result, we are subject to delays, cost over-runs or cancellations under the third party’s contract with the end user which, in turn, could result in a delay, cost over-run or cancellation of our contract with our business partner. The failure of a third party to supply our products and services or perform its obligations to the end user in a timely manner could have a material adverse effect on our operations and financial condition.

If third parties obtain unauthorized access to our intellectual property, we could lose the competitive advantage it provides.

        Despite our efforts to protect our intellectual property rights, unauthorized third-parties, including competitors, may be able to copy or reverse engineer certain portions of our software products, and use such copies to create competitive products. We rely upon a combination of copyright and trade secret laws and non-disclosure and confidentiality agreements with each of our key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of our software, documentation and other proprietary information. The source code for our products and technology are protected both as trade secrets and as unpublished copyrighted works. To date, we have not applied for any patents or trademarks. Policing the unauthorized use of software products, such as ours, is difficult. As a result, we are unable to determine the extent to which there is unauthorized use of our software.

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        The laws of certain countries in which our products are sold or may be licensed may not provide as comprehensive protection of intellectual property rights as the laws of Canada and the United States. As a result, our products sold in those countries may be subject to a greater likelihood of unauthorized infringement by third parties.

We may not have the resources necessary to defend an infringement claim against us.

        As a result of the complexity and advanced nature of security-based technology and the continued growth in the number of software developers in this industry, we may be the subject of an infringement claim with respect to copyrights, trademarks, patents and other proprietary rights of others. Any claim, whether with or without merit, could result in costly litigation and the diversion of resources, or require us to modify our products or enter into royalty or licensing agreements which may not be available on acceptable terms or at all. Our inability to successfully defend a product infringement claim could have a material adverse effect on our business operations and financial condition.

Our international operations subject us to exchange rate fluctuations, which could adversely affect our operating results.

        Since our financial statements are prepared in Canadian dollars, results from operations outside Canada reported in the financial statements must be restated into Canadian dollars utilizing the appropriate foreign currency exchange rate, thereby subjecting our results to the impact of currency and exchange rate fluctuations. Additionally, to the extent we do business outside of Canada, we are subject to foreign exchange risks such as fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. We do not currently engage in hedging activities or enter into foreign currency contracts in an attempt to reduce our exposure to foreign exchange risks.

International sales and foreign operations subject us to various risks which could adversely affect our operations.

        Our products are marketed and sold internationally, and we maintain foreign offices in the United Kingdom and Australia. As a result, we may be subject to increased credit and collection risks, tariffs and duties, trade restrictions and international political, regulatory and economic developments, all of which could adversely affect our future operating results. Any of these developments could interrupt our operations and could have a significant impact on our ability to deliver products.

Because of the complexity of our software, our new product introductions and product enhancements may contain undetected defects which could adversely affect market acceptance and consumer perception of our products.

        Software products as complex as ours may contain errors or defects, especially when first introduced or when new versions or enhancements are released. We regularly introduce new versions of our software. Despite testing of a product by us and our customers, defects and errors may be found to exist after commencement of commercial shipments. Any defects or errors could result in adverse consumer perception, negative publicity regarding us and our products, harm to our reputation, loss or delay in market acceptance or require us to modify the product, any of which could have a material adverse effect upon our business and financial condition.

We may be subject to product liability claims if our products fail to perform their functions or cause damage to our customers’ networks.

        Because our products are used for enterprise-wide or critical functions, we may be subject to product liability claims. We do not maintain product liability insurance, consequently, a successful product liability claim brought against us or a third-party that we are required to indemnify, could result in substantial monetary damages, loss of a customer and/or harm to us and our products’ reputation.

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Because a number of our officers and directors are involved in other business activities, they may not be able to devote sufficient time to our affairs.

        A number of the officers and directors serve in similar capacities with other companies, some of which are publicly traded. While we believe that our officers and directors will devote adequate time to effectively manage our business, their other positions may interfere with their ability to devote the necessary amount of time to our management and operations.

The trading price of our common shares has been and is likely to continue to be volatile.

        The trading price of our common shares is subject to significant volatility, which is due in part to the lack of liquidity for our shares. This lack of liquidity is likely to continue for the foreseeable future.

        Disclosures of our operating results, the gain or loss of significant orders, announcements of technological innovations, by us or our competitors, general conditions in the securities market unrelated to our operating performance may cause the market price of our common stock to change significantly over short periods of time. In addition, sales of shares under this prospectus may have a depressive effect on the market price of our common shares.

Our common shares are subject to the SEC’s penny stock rules which can affect the market liquidity and the ability of our shareholders to sell their shares.

        At any time while our common shares are not listed on the Nasdaq National or SmallCap markets or a national securities exchange and the trading price of our common shares are below $5.00 per share, trading in our common shares will be subject to the SEC’s penny stock rules, which severely limit the market liquidity of our common shares and the ability of our shareholders to sell their shares. As a result, shareholders and purchasers of our common shares could find it more difficult to dispose of, or obtain accurate quotations as to the market value of our common shares.

Because a few stockholders, including some of our officers and directors, hold a large percentage of our outstanding common shares, they exert significant influence over our business and affairs.

        A limited number of our officers, directors and principal stockholders beneficially own a significant portion of our outstanding common shares. While these shareholders do not hold a majority of our outstanding common shares, they are able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common shares and a potential change in control of our company.

If we are deemed to be a passive foreign investment company, U.S. holders of our common shares could become subject to additional taxes.

        We do not believe that we are, for U.S. federal tax purposes, a passive foreign investment company, and we expect to continue to conduct our operations in a manner that we will not be a passive foreign investment company. If, however, we are or do become a passive foreign investment company, U.S. holders could be subject to additional U.S. federal income taxes on distributions or gains with respect to the common shares, plus an interest charge on taxes treated as having been deferred by the U.S. holder under the passive foreign investment company rules. We discuss the tax consequences of becoming a passive foreign investment company in the “Material Income Tax Considerations” section of this prospectus.

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Because we are a Canadian company, you may not be able to enforce civil liabilities under the US. Federal securities laws against us.

        We are incorporated under the laws of British Columbia, Canada. Our registered office as well as a substantial portion of our assets are located outside the United States. A majority of our directors and officers and some of the experts named in this prospectus reside outside the United States. Furthermore, no treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments and agreements for reciprocal enforcement of foreign court judgments exist between a limited number of states in the United States with British Columbia. Consequently, it may be difficult to serve process upon us or our directors and officers in the United States and to enforce U.S. court judgments obtained against us or our directors and officers outside of the United States.

USE OF PROCEEDS

        Assuming that all of the warrants held by the selling shareholder are exercised for cash, we will receive proceeds of approximately US$437,000 which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the selling shareholder of its common shares or common shares issued to it upon exercise of the warrants.

        We have agreed to bear the expenses in connection with the registration of the common shares being offered by the selling shareholder under this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our common shares began trading on the TSX Venture Exchange, the TSX under the symbol “CAP” on September 29, 1998 and our symbol was changed to “NAB” on February 25, 1999.

        Our common shares commenced trading on the OTCBB, under the symbol “IGSTF” on February 3, 2000. The table below sets forth the reported high and low sales prices for our common shares on the OTCBB on a quarterly basis since inception of trading of our common shares on the OTCBB. The last reported closing price of our common shares on the OTCBB as of September 16, 2002 was $.95.

2000	High (U.S.)	Low (U.S.)

First Quarter (February 3 through March 31, 2000)	$4.25	$0.84
Second Quarter	$4.25	$1.75
Third Quarter	$2.56	$1.12
Fourth Quarter	$2.00	$1.12
2001
First Quarter	$1.19	$0.56
Second Quarter	$0.80	$0.46
Third Quarter	$1.31	$0.35
Fourth Quarter	$1.90	$0.88
2002
First Quarter	$3.50	$1.31
Second Quarter	$2.77	$1.09

        These OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The trading prices of our common shares on the TSX Venture Exchange may vary from the prices reported for trading on the OTC Bulletin Board.

        As of September 16, 2002, there were 36 holders of record based on the records of our transfer agent. This number does not include beneficial owners of our common shares, of which we believe there are a substantial number whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

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        We have never paid dividends on our common shares and do not intend to pay dividends on our common shares in the foreseeable future. Our board of directors intends to retain any future earnings to provide funds for the operation and expansion of our business. Any decision as to the future payments of dividends will depend on our results of operations and financial position and such other factors as our board of directors, in its discretion, deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We were incorporated in March 1998. We did not commence formal operations until we acquired Imagis Cascade Technologies, Inc. in February 1999. We derive our operating revenues from the sale and licensing of advanced security-based software products and applications and related services. We typically enter into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services.

        Although recent events, most notably the attack on the World Trade Center towers in September 2001, have increased awareness of and interest in advanced security related products and applications, we are presently dependent, in large part, on sales and licensing of our products to a limited number of customers. As a result, any substantial delay in our completion of a contract, our inability to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on our results of operations. As a result of these and other factors, the Company’s results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.

Critical Accounting Policies

        On December 12, 2001, the SEC issued a cautionary advice regarding the disclosure of critical accounting policies. Critical accounting policies are those that management believes are both most important to the portrayal of our financial conditions and results, and that require difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that involve uncertainty.

        We believe the “critical” accounting policies we use in preparation of our financial statements are as follows:

        Software sales revenue. We recognize revenue consistent with Statement of Position 97-2, “Software Revenue Recognition”. In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met: persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

        When a software product requires significant production, modification or customization, we generally account for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

        When software is sold under contractual arrangements that includes post contract customer support (“PCS”), the elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

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        Support and services revenue. Contract support and services revenue is deferred and is amortized to revenue ratably over the period that the support and services are provided.

        Use of estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

        Stock-based compensation. Effective January 1, 2002, we adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require equity instruments awarded to employees and the cost of the service received as consideration to be measured and recognized based on the fair value of the equity instruments issued. Compensation expense is recorded over the period of related employee service, usually the vesting period of the equity instrument awarded. Alternatively, the new recommendations permit the measurement of compensation expense for stock option grants to employees and directors that are not direct awards of stock, stock appreciation rights or otherwise call for settlement in cash or other assets by an alternative method and to provide pro forma disclosure of the financial results using the fair value method. We have elected to follow an alternative method and continue with the former accounting policy of recognizing no compensation expense when stock options are granted to employees because we grant stock options with an exercise price based on the market price at the date of the grant. We recognize compensation expense for consultants based on the fair value of the equity instruments issued.

Results of Operations

Six months ended June 30, 2002 as compared to the six months ended June 30, 2001

        Revenues increased 87% to $2,053,605 for the six months ended June 30, 2002 compared to $1,100,262 for the 2001 period. The higher revenues were primarily attributable to a substantial increase in software sales, partially offset by declines in other revenue sources from the 2001 period.

        Software sales increased 125% to $1,908,576 for the six months ended June 30, 2002 compared to $849,092 for the 2001 period. The increase in software sales was attributable to two large installations and sales under the licensing agreement entered into with Zixsys in May 2002.

        Support and services revenues were $111,651, a decline of approximately 47% for the six months ended June 30, 2002 compared to $210,095 for the 2001 period, and was primarily attributable to a single project contract that we commenced in 2000, and which we concluded in mid-2001. Support contract revenue was virtually unchanged. We do not intend to pursue single project contract work as part of our business strategy but rather to focus on development of sales of our software products.

        Other revenues which are comprised of the sale of components, which are provided in conjunction with the installation or ongoing support of our products were $33,378 for the six months ended June 30, 2002, compared to $41,015 for the 2001 period.

        Operating expenses for the six months ended June 30, 2002 were $4,850,979, an increase of 139% compared to operating expenses of $2,028,036 for the 2001 period.

        Costs of materials and services are incurred in conjunction with the support services that we provide to customers. These costs were $153,461 for the six months ended June 30, 2002, an increase of 121% from $69,467 for the six months ended June 30, 2001. The increased costs were primarily attributable to a one-time expense for software relating to our installation in Alameda County, California and a withholding tax charge of $49,000 applied on revenues under the Zixsys agreement.

        Sales and marketing expenses for the six months ended June 30, 2002 were $1,393,925, an increase of 206% compared to $455,435 for the prior comparable period of the increase $313,000 represents costs incurred in connection with recent hiring of direct sales and marketing representatives in the U.S., Europe and the Far East and corresponding increase in travel and other marketing related costs for these representatives. We did not directly employ any sales or marketing personnel during the 2001 period. Additionally, travel and trade show costs for staff and representatives increased 153% due to the increase in personnel traveling and increase in trade show participants during the 2002 period.

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        Technical service costs were $449,219 for the six months ended June 30, 2002, an increase of 14% compared to $392,431 for the 2001 period. Our technical services group assists our business partners in the installation of our products and also provides end users with technical support as required under annual support contracts. The costs associated with our technical support services primarily include salaries, facilities and travel. A substantial portion of the costs in both years reflects the travel costs in support of our CABS installation in Alameda County, California necessitated by the highly technical aspects of the installation. This installation ultimately involved full systems’ integration of our software with 31 regional detachments operating under various legacy database systems

        Technology development expenses were $782,717 for the six months ended June 30, 2002 an increase of 48% compared to $529,522 for the 2001 period. The increase over the 2001 period reflects an increase in personnel costs incurred during the 2002 period, as well as increased travel expenses.

        Administration expenses for the six months ended June 30, 2002 were $2,011,323, an increase of 281% compared to $531,239 for the 2001 period. Facility costs increased approximately 105%, travel expense increased approximately 102%, consulting and professional fees increased approximately 290%, and shareholder, regulatory and investor relations costs increased approximately 80%, the increase primarily reflecting Imagis’ continued corporate branding efforts worldwide with greater focus during the second quarter of 2002 in the United States. Financial advisory services costs incurred in the second quarter of 2002 aggregated approximately $241,000. These costs represent 40% of total consulting and professional fees expense for the 2002 period. No comparable financial advisory costs were incurred in the 2001 period.

        Interest expense for financed capital equipment for the six months ended June 30, 2002 was $3,672, a decrease of 91% compared to $41,632 for the 2001 period. Amortization expense for the six months ended June 30, 2002 was $56,662, compared to $8,310 for the 2001 period. The increase in amortization expense reflects recent purchases of equipment, whereas in the past Imagis leased most of its equipment to minimize cash outlays at the time of purchase.

        Net loss for the six months ended June 30, 2002 was $2,797,374, or $.16 per share, compared to net loss of $927,774, or $.07 per share for the six months ended June 30, 2001. The increase in net loss is the result of significantly higher operating costs incurred in connection with the expansion of our business.

Year ended December 31, 2001 as compared to the year ended December 31, 2000

        Revenues increased by $982,985 or 89.5% to $2,080,704 for the fiscal year 2001 as compared to $1,097,719 for the fiscal year 2000. Sales of our software products increased to $1,519,925 in 2001 from the prior year amount of $729,127 and accounted for approximately 74.2% of our increase in revenues for fiscal 2001. The increase sales of our software was primarily attributable to $453,208 from the sale of our Casino-ID software to a U.S.-based reseller for worldwide distribution as well as to an increase in sales of our CABS and ID 2000 products as well as initial sales of our ID-2000 SDK product in the last quarter of fiscal 2001.

        Support and service revenues increased to $356,441 in fiscal 2001 from $276,630 in fiscal year 2000 primarily as a result of (i) increased software support revenues, and (ii) fees earned from a single project service contract, which we completed in the middle of fiscal 2001.

        Other revenues increased to $204,338 in fiscal 2001 from $91,962 for fiscal 2001. This increase was comprised of recoveries of costs for materials that we used in installations of our software products, which in prior years, also included cost recoveries for hardware purchased in conjunction with specific installations.

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        Costs of materials were relatively unchanged from $175,851 for fiscal 2001 as compared to $173,136 for fiscal 2000. While our cost of materials increased during fiscal 2001 as a result of the materials required for the Alameda County installation, this increase was partially offset by our elimination of costs for hardware components previously purchased for customers in fiscal 2000 and prior years, which amounted to approximately $128,000 in 2000.

        Sales and marketing expenses decreased by $179,130, or 16.3% to $923,010 in fiscal 2001 as compared to $1,102,140 for fiscal 2000. This decrease reflects limited marketing related expenditures during the first half of fiscal 2001 due to cash constraints in that period, coupled with lower costs of printed marketing materials. In fiscal 2000, we incurred unusually high costs for marketing materials in connection with the initial launch of our ID-2000 facial recognition software.

        Technical services increased by $118,991, or 19.4%, to $732,906 for fiscal 2001, as compared to $613,915 for fiscal 2000. This increase was attributable to the direct involvement of a number of technical services staff and related expenses in the Alameda County installation of our CABS product. Generally, we rely on business partners for installation and support of our products at the end user. However, where a business partner is unable to fulfill this support function, we may be required to dedicate staff and incur travel and other related costs to assist the end user, resulting in higher technical services costs.

        Technology development expenses increased by $327,108 or 37% to $1,215,945 for fiscal 2001 as compared to $888,837 for fiscal 2000. The increase in fiscal 2001 was due to higher salary costs incurred for additional technical staff, and higher lease costs in connection with the expansion of our leased space to accommodate this larger development group.

        Administration costs increased by $855,553 or 76.0% to $1,981,124 for fiscal 2001 as compared to $1,125,571 for fiscal 2000. The increase in administration costs reflects a 192% increase in travel, and other corporate costs associated with an extensive market awareness and branding program undertaken directly by one of our executives with the aid of consultants and deemed essential to position our products against those of its competitors in an effort to gain market share in the airport and government security markets in the United States and internationally.

        Net loss for fiscal 2001 was $3,020,704, or $0.21 per share, compared with a net loss of $3,010,031, or $0.26 per share in fiscal 2000. Under U.S. GAAP accounting requirements, additional costs, primarily related to stock-based compensation to directors, officers, employees and consultants, amounting to $150,111, would have been incurred in fiscal 2001 and, accordingly, the net loss for fiscal 2001 would be $3,170,815, or $0.22 per share.

      Liquidity and Capital Resources

        Our cash on hand increased from $59,497 at December 31, 2000, to $2,760,659, including funds on deposit, at December 31, 2001. The increase in cash and short-term investments, during this period was affected through the exercise of outstanding options and warrants, and the completion of three equity financings during 2001. Proceeds from the exercise of options and warrants during 2001 aggregated $1,919,534.

        In August 2001, we consummated the third and final closing of a private offering of an aggregate of 1,501,000 units at $1.00 per unit, each unit convertible into one common share and one warrant convertible into one common share at a price of $1.10 for gross proceeds of $1,501,000. In November 2001, we consummated the private placement of 229,332 units at $2.17 per unit. Each unit consisted of one common share and a half warrant, with two half warrants converting into one common share at an aggregate exercise price of $2.55, for net proceeds of $497,650. In November 2001, we consummated the private placement of 1,427,682 special warrants, at $2.17 per special warrant, resulting in net proceeds of $2,822,061. Each special warrant is convertible into one common share and one half warrant on similar terms to those warrants issued in the November 2001 private placement. During 2001, we received an aggregate of approximately $6.7 million from the exercise and issuance of our securities which funds were used primarily to offset operating loss for the year of $3,020,704.

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        During 2001, we repaid related party loans amounting to $1,072,317, made short-term deposits amounting to $2,560,000 and acquired additional capital equipment at a cost of $24,772. After the loss for the year adjusted for non-cash items and these disbursements, we had a net gain in cash of $141,162 and when added to the cash on hand at the beginning of the year of cash at December 31, 2001, excluding the additional funds on deposit of $2,560,000, aggregated the above-noted amount of $200,659.

        Cash used in operating activities for the six months ended June 30, 2002 was $2,646,330, primarily due to our operating loss of $2,797,374 and an increase in trade accounts receivable of $419,877.

        Cash provided by investing activities during the six months ended June 30, 2002 was $1,435,650, consisting of the liquidation of $1,640,833 short-term investments, which was partially offset by our purchase of $205,183 of capital equipment.

        During the six months ended June 30, 2002, we received $1,314,815 of cash from financing activities, consisting of $1,315,874 from the exercise of 167,670 stock options and 606,757 warrants, partially offset by $1,059 of share issuance costs.

        As a result, our cash and cash equivalents decreased by $1,536,698 to $1,223,961, consisting of $304,794 of cash on hand and $919,167 of short-term investments.

        In July 2002, we sold, in a private transaction, an aggregate of 1,166,667 common shares and 291,667 warrants to OSI for an aggregate purchase price of US$1,750,000. Each warrant is exercisable to purchase one common share at any time until July 8, 2004, at an exercise price of US$1.50 per share. In connection with the closing of this private transaction, we entered into the following agreements with OSI with respect to the further development and marketing of security-based products. Each of the following agreements is described more fully under the section entitled “Certain Transactions”:

•    A Software Development Services Agreement which provides for our engagement of OSI’s software development capacity in Hyderabad, India which requires us to pay of at least $250,000 of fees during the term of the Agreement;

•    A letter of intent calling for our investment of $250,000 in a joint venture entity with OSI to be established in Brazil for manufacturing and marketing security equipment and facial recognition systems;

•    A Product Development and Marketing Agreement providing for our establishing and investing $250,000 in a transportation security group to develop integrated metal detection/facial recognition products; and

•    An agreement relating to our and OSI’s investment rights in Zixsys, Inc., a joint venture involving Imagis and several affiliates of Sanyo.

        Management believes that, based on current projections, we will be able to sustain our operations over the near-term with our current cash resources and that no further financing is required during fiscal 2002 to meet our internal targets for staffing and operations. Thereafter, we will be required to seek additional financing to fund our operations. We cannot assure you that such financing will be available on favourable terms or at all.

Recent accounting pronouncements

        During 2001, the Financial Accounting Standards Board issued four new pronouncements:

        Statement 141, Business Combinations, requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

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        Statement 142, Goodwill and Other Intangible Assets, requires that goodwill as well as other indefinite life intangible assets be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

        Statement 143, Accounting for Asset Retirement Obligations, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2001.

        Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides that long-lived assets to be disposed of by sale be measured at the lower of carrying mount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001.

        Currently, Imagis does not believe that the impact of these accounting pronouncements would be material to the financial results.

BUSINESS

        We are a developer and marketer of advanced biometric facial-recognition software applications and solutions. Our products are marketed as stand alone products and as Software Development Kits, or SDKs, to systems integrators. Our software applications provide a range of security solutions in various industry sectors, including transportation and law enforcement, as well as in the public sector to various government agencies such as customs and immigration. Our principal product is ID-2000™, a facial recognition and image identification system, which utilizes computer technology to identify individuals for processing, documenting, record-keeping, database management, identification verification and other tasks performed by personnel in the law enforcement, security and gaming industries. We currently have more than one hundred installations of our products, including at Toronto’s Pearson International Airport, the world’s 16th busiest airport.

Our Products

      ID-2000 Image Detection and Biometric Facial Recognition

        Our principal product is the ID-2000 facial recognition and image identification system. designed for use by the law enforcement, airport security, gaming and security industry. We market ID-2000 in three distinct formats:

•	a self-contained product providing facial recognition capabilities;

•	an application server version for the capture and access of imagery using a web-browser; and

•	an SDK that enables systems integrators, value-added reseller and solution providers to integrate our facial recognition technology within their own applications.

        ID-2000 captures a person’s image, typically via a video camera, and creates a biometric code that can be compared to other encoded images in a database. ID-2000 provides for the immediate identification of an individual whose information is already stored in a database using only an image or photograph as the search criteria. Matching records can be displayed as a list, together with associated thumbnail images from which, any record can be selected and full details, together with a full size image, can be displayed. Links to other information sources enable the database to display details, such as aliases, affiliates and vehicle information, as well as images of other distinguishing features, such as marks, scars and tattoos. Where appropriate, information regarding prior criminal history can also be displayed.

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        In February 2002, we introduced version 8 of our ID-2000 SDK. This technology offers improved facial recognition accuracy from a wide range of image quality. Users now have the ability to detect motion, compare streams of video to database images, authenticate a person’s identity and determine possible matches to a facial image, all within the SDK. The software also provides tools to protect, secure and synchronize images and data across a [local area] network, an intranet or the Internet.

        In addition, our ID-2000 technology has been adapted to include the identification of non-facial objects in background imagery and personally identifiable markings, such as tattoos.

      CABS — Computerized Arrest and Booking System

        CABS is an information and imaging database management system that stores information relating to criminals. CABS integrates the ID-2000 facial recognition technology as part of the image analysis portion of its functionality. We initially developed CABS for the Royal Canadian Mounted Police force, or RCMP, and other law enforcement agencies. Historically, law enforcement agencies have relied on manual criminal processing systems. More recently, however, the law enforcement industry has started to recognize the need for automated systems to increase the time and cost efficiency of their police force. CABS removes the “paper and picture” element from the standard criminal processing procedure allowing for law enforcement personnel to process a repeat offender in less than one-third the time required by manual systems. This translates directly into substantial cost savings as well as operational benefits from faster identification of suspects.

        CABS is comprised of separate modules for offenders, non-offenders, enforcement personnel and evidence. The offender module automates criminal processing activities and reports, the production of mugshots and the generation of line-ups. Pictures of criminal suspects, as well as their marks, scars, tattoos and fingerprints, are all captured in the offender module of CABS. The non-offender module provides an electronic database of persons, such as teachers and day-care providers, who are required under Canadian law to be registered with the police. The enforcement personnel module provides for the creation and management of staff identification. The evidence module provides for electronic management of photographs of evidence obtained in connection with an arrest and criminal processing.

        Our CABS system is designed to collect the same information that would be recorded manually during a traditional criminal processing and to store all of the information and photo images that are required in connection with that process. Compared to manual processing, CABS offers the following advantages:

•	captures more information than manual booking systems and allows the information to be retrieved quickly from multiple locations;

•	allows offender information to be used for multiple inquiries and report-generating purposes;

•	generates automated line-ups based on user-specified criteria;

•	provides a variety of required reports and other documents with the offender's photograph;

•	allows the collection and retrieval of photographs of the offender, including identifying physical marks such as tattoos, scars and other markings;

•	creates a database of offender information for access in the case of subsequent arrests or for generation of suspect lists;

•	integrates with livescan electronic fingerprinting systems and with other law enforcement computer software systems such as key dispatch systems and digital composite drawing programs to provide a complete police information management system.

        CABS advanced data sharing capabilities also allow different law enforcement bodies to access decentralised information. We have recently implemented the first regional data sharing system which allows RCMP detachments to share live information entered by their individual detachments. The advantage of this data sharing system is that it allows one detachment to search a larger database of offender information when processing a suspect, increasing the probability of discovering prior arrests for the same individual.

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        The modular design of CABS enables a law enforcement agency subject to budgetary constraints to install an inexpensive entry-level departmental system for approximately $20,000, while providing the opportunity to enhance the system over time as funds become available. The cost for a comprehensive system can exceed $100,000. CABS is priced on a server basis, based upon the number of sworn officers within the department. The price per officer declines incrementally as the total number of police officers increases.

        We released CABS version 7.0 in the spring of 1998, which provides fast program execution due to its use of 32-bit program code and specialized code for enhancing data sharing over wide area networks. Our ID-2000 facial recognition software is integrated as part of the image analysis portion of the CABS software.

        The CABS software has been designed so that it can be readily adapted to different markets with similar needs.

      Secure-ID

        Secure-ID is a software product which utilizes our ID-2000 technology to scan the faces of travellers entering or leaving an airport, isolate individual faces, encode them and match them against a database of known criminals and persons affiliated with known terrorists organizations. A variation on the system is already in use at Toronto’s Pearson International Airport, where the RCMP has successfully used it to identify wanted individuals trying to enter Canada.

        Secure-ID uses standard surveillance cameras strategically positioned to obtain clear facial images, such as at the check-in desk, metal detector and boarding gate. In the event of a match, a monitor will display the image of the passenger, together with the image of the possible match in the database enabling airport security personnel to visually compare the two images and take appropriate action.

      About Our Products

        Our products are designed to run on personal computers using Windows 98, Windows 2000, and Windows NT. The underlying database is built on ORACLE RDBMS and SQL SERVER. The software is modular in design, permitting additional functions to be easily added. We do not believe that our products are subject to any regulatory approvals or requirements.

        Our products remain substantially the same in each territory in which they are sold, with the graphical user interface adapted to local requirements and, where appropriate, the local language. In addition, all of our products are language independent, such that a new language version can be produced in approximately two to three weeks.

Business Strategy

        Our objective is to be a leading global provider of biometric facial recognition systems and associated database management systems. Our strategy for achieving this goal encompasses the following key elements:

• Leveraging our core capabilities to develop configurable products. We have substantial experience and expertise in (i) software application development for integrated information and video imaging systems; (ii) computer platforms and operating environments; and (iii) installing and operating integrated information and video imaging systems. We intend to focus on these core capabilities to develop customer configurable products that can be scaled and expanded to meet specific requirements.

• Expanding our market share of automated arrest and booking and facial recognition systems. We designed CABS to the specifications of the RCMP and have installed the system in over 40 RCMP detachments, including the two largest detachments in Canada, as well as applications in the United States, including installations in 32 police departments in Alameda County, California. We intend to focus on expanding our marketing efforts with respect to CABS to other foreign law enforcement agencies by incorporating enhancements to ID-2000, increasing the functionality of CABS, and by continuing to provide customers, through our network of business partners, with superior service and support.

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• Increasing recognition of our products on a worldwide basis. A key component of our strategy is to increase our sales force to enable it to identify, train and develop new business partners in new territories thereby expanding our marketing and sales capabilities. The benefit of using business partners is particularly important in remote countries, as it is unlikely that we could achieve worldwide market coverage or market access on our own.

Marketing and Sales

        We market our products globally primarily through our business partners. Our products are currently installed or on order in over 140 sites in Canada, the United States, Mexico, Korea and the United Kingdom, and we have initiated a marketing campaign in countries such as Hong Kong, China, Malaysia, Australia, New Zealand, Saudi Arabia, Switzerland, Germany, Denmark, Czech Republic, United Arab Emirates and Kuwait.

        We have agreements with over 35 business partners worldwide, including API Services; Sanyo Electronics Co., Ltd., OSI Systems; Orion, RCM Technologies, SPCH Mexico and Total Data Solutions Inc for marketing and selling our products and providing consulting, integration and post-sale product support to end users. We believe that our business partners can provide substantial sales leverage, including access to established client bases, and can serve as a source of qualified sales and technical staff at a relatively low cost. We plan to expand our business partner network, thereby minimizing the cost of establishing new offices and training personnel. With our current business strategy of developing business partners and utilizing value-added resellers for both sales and installation support services, we intend to achieve a strong global position.

        The terms of our business partner agreements are relatively similar. All agreements are non-exclusive, typically have a three (3) year term, establish the relationship in which the business partner is responsible for selling our products to end-users, and subsequently providing first-line customer support, while we provide technical support to the business partner. Our business partners receive a discount on the list price of our products, typically 40%. Our products are frequently integrated with those of our business partners.

        With the exception of western Canada, we sell our products through our business partner network. These business partners generally integrate our software products and applications with their product liens for direct sales to end users. Under the business partner agreements, our business partners typically have designated territories but may sell our products anywhere they have opportunities, including Canada, the United States and other countries. We provide training and ongoing support, product demonstration, operation, installation, and customer support to the business partners’ staff. The business partners in turn have agreed to promote our products and maintain sales and support teams to handle these functions.

        Through the release of our SDK, we are providing third-party companies the ability to integrate our products with theirs in order to market complete law enforcement and security solutions, provide implementation and customization services, technical support and maintenance on a continuing basis and provide clients with software applications that can be bundled with our products to address specific industry and customer requirements.

        We believe that end users of our products typically prefer to purchase from a supplier with whom they have an established relationship that understands their business needs and can provide local demonstrations, hardware and software components and software support within the customer’s time zone. By utilizing the local sales force of our business partners, we believe that we are meeting our customers’ preferences, while maximizing our sales and promotion.

        We offer our customers the option to license or subscribe to our software products. Under the subscription model, a customer is charged 1/24th of the license price per month for the duration of the subscription agreement, thereby providing an ongoing revenue stream. The subscription model provides customers with free software upgrades and updates. The Newmarket, Ontario detachment of the RCMP was the first customer to use the subscription model.

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Customers

        Also in May 2002, we entered into a license agreement with Zixsys Inc. to license our ID-2000 software for integration in the development of a multi-level security and verification solution.

        In April 2002, we received an order from T.C. Vilsa S.A. of Mexico City, our Latin America business partner, for CABS, ID-2000 facial recognition and its evidence tracking module to classify and locate incident-related evidence.

        In 2001, the UK’s National Crime Squad purchased our biometric solution for use with investigating international online child pornography. The system is designed to identify children who have been abducted and subsequently used for pornographic purposes on the web.

        During 2000, we were awarded a contract through Orion Scientific to provide all the application software for a booking and criminal identification system at the 32 police departments within Alameda County, California, which is located on the eastern side of the San Francisco Bay. The Alameda County installation was fully installed in 2002, and is one of the largest digital imaging systems on the West Coast of North America.

Other Strategic Alliances

        In July 2002, we entered into a product development and marketing agreement with OSI Systems Inc., which provides for our establishing an internal transportation security group. This strategic alliance provides for the development of integrated airport and transportation security products using our facial recognition software and OSI’s security products. We are responsible for developing the products and OSI is responsible to sell the products, for which OSI will pay a royalty to us. We have committed to invest a minimum of US$250,000 to develop these products and operate this transportation security group.

        In March 2002, Imagis, together with certain affiliate of Sanyo Electronics Co., Ltd. and Intacta Technologies Inc., of which Altaf Nazerali is a director, announced the formation of Zixsys Inc., formerly known as SecurityArt. Zixsys Inc. was formed to integrate the hardware and software technologies of Imagis, Intacta and the Sanyo companies. The resulting product, ID Controller, is being developed for installation in any environment requiring high security such as airports, secure buildings, laboratories as well as for document authentication and verification for passports, visas and ID cards.

Competition

        The law enforcement and security software markets are highly competitive and fragmented, consisting of many fast-growing, rapidly changing competitors. The principal competitive factors affecting the market for our products include:

•	supplier competency;

•	product functionality;

•	performance and reliability of technology;

•	depth and experience in distribution and operations;

•	ease of implementation;

•	rapid deployment; and

•	customer service and price.

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        There are several companies which have commercially available products that have some application similarities to our CABS and ID-2000 products. Some of these companies have products that include arrest and booking functions, of which some incorporate facial recognition software. We believe that the following products compete most directly with CABS: IWS (ImageWare Software), Smith & Wesson’s EBS (Electronic Booking System) and Spillman’s BookMate and Jail Management products.

        We believe that IWS’ installations are in use across the United States, including statewide mugshot/booking software installed in Arizona. Smith & Wesson markets a comprehensive software portfolio for use in the law enforcement and security industries. Spillman’s market is primarily located in Utah and the Pacific Northwest of the United States. These companies are likely to be our most significant competitors in their respective geographic areas.

        In the area of facial recognition, Viisage Technology and Identix have products (Viisage Gallery and FaceIt, respectively) with application similarities to our ID-2000.

        Most of our competitors have substantially greater financial, technical, marketing and distribution resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or devote greater resources to the development and distribution of existing products. There can be no assurance that we will be able to compete successfully against current or future competitors or alliances of such competitors, or that current or future competitors will not develop products or technologies that will render our products obsolete or less marketable.

Intellectual Property Rights

        Our success will depend substantially upon our ability to protect our intellectual property rights. We rely principally on a combination of copyright and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights in our products and technology. .

        We generally enter into nondisclosure and confidentiality agreements with each of our employees, consultants and business partners which limit access to and distribution of our technology, documentation and other proprietary information. The terms of our employee non-disclosure agreements include provisions requiring assignment to Imagis of employee inventions. In addition, the source code for our software products is maintained in a controlled environment within the technology and development group. For security purposes, a copy of the source code is maintained in a lock-box at a Vancouver branch of a Canadian chartered bank, accessible only by our board of directors. We cannot assure you that our efforts to protect our intellectual property rights will be successful.

        We have not registered any trademarks in Canada, the United States or elsewhere, nor have we filed any patent applications.

Research and Development

        Our personnel have considerable experience and expertise in the development of integrated information and video imaging systems. Our senior technology personnel were the initial developers of imaging products and have been involved in the development of each of the versions of the CABS and ID-2000 products. Our software product development personnel employ modular software architecture, object-oriented software development and graphical user interface design technologies to develop scaleable, modular products.

        In July 2002, we entered into a software development services agreement with OSI, a principal shareholder, pursuant to which we will engage OSI, and OSI will make available, OSI’s personnel and equipment at its software development facility in Hyderabad, India. We believe that this agreement will provide us with favorable labor costs for research personnel. We have agreed to engage OSI to provide at least $250,000 of services through June 30, 2003, unless we extend the agreement for an additional six months.

        As of September 3, 2002, our research and development staff consisted of 13 employees in our Victoria, Canada office and our Chief Technology Officer in our Vancouver, Canada corporate office.

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        During the fiscal years ended December 31, 2001 and December 31, 2000, our total expenditures for research and development were $1,215,945 and $888,837, respectively. Management believes that timely and continuing product development is critical to our success and plans to continue to allocate significant resources to product development.

Employees

        As of September 3, 2002, we had 45 full-time employees, consisting of 14 employees in research and development, 12 employees in marketing and sales, 10 employees in customer support and 3 employees in management, finance and administration. Our success will depend in large part on our ability to attract and retain skilled and experienced personnel. None of our employees are covered by a collective bargaining agreement, and we believe that our employee relations are good. We have obtained key man insurance on each of our President, our Chief Engineer and our senior software developer, in the aggregate amount of $3,000,000. We do not maintain key man insurance on any of our other executive officers or key employees.

        As part of our expansion strategy, we may seek to increase our development staff to further increase the functionality of our existing products, and to start development work on a number of pattern recognition applications, which have recently been identified. One such application is an extension to the requirements of our products sold to the National Crime Squad (UK) to provide scene analysis, which is an application unrelated to facial imaging but which we believe our core software applications are capable of providing.

Facilities

        We sublease approximately 5,000 square feet for use as our headquarters in Vancouver, British Columbia, Canada. This lease expires in July 2005, with monthly lease payments totaling $10,000.

        We also lease approximately 6,450 square foot facility at 1027 Pandora Avenue in Victoria, British Columbia, Canada. These premises are used by the Company’s development and technical support teams and other personnel who handle the coordination of the Company’s sales and marketing activities. This lease agreement is for a term of three years, with monthly payments of $10,600.

Legal Proceedings

        We are not a party or subject to any legal proceedings the outcome of which management believes would have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers are as follows:

Name	Age	Position
Oliver “Buck” Revell	63	Chairman of the Board
Iain Drummond	56	President, Chief Executive Officer and Director
Wayne Smith	46	Chief Financial Officer
Andrew Amanovich	44	Chief Technology Officer
Altaf Nazerali	49	Director
Robert Gordon	56	Director
Roy Davidson Trivett	54	Director
Treyton L. Thomas	46	Director
Deepak Chopra	52	Director

        Oliver “Buck” Revell was appointed as our Chairman of the board of directors on January 31, 2000. From September 1994 until the present, Mr. Revell has served on a number of Presidential and Vice Presidential task forces, including as Vice-Chairman of the Interagency Group for Counter-Intelligence and as a member of both the National Foreign Intelligence Board and the Terrorist Crisis Management Committee of the National Security Council. Previously, Mr. Revell served for over 30 years in the United States Federal Bureau of Investigation, and during his career advanced to the position of Associate Deputy Director. Mr. Revell is a life member of the International Association of Chiefs of Police, and the founding Chairman of its Committee on Terrorism. Mr. Revell is President of the Law Enforcement Television Network and also serves as Chairman of the Greater Dallas Crime Commission.

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        Iain Drummond has served as a director of Imagis since February 12, 1999 and as President and Chief Executive Officer since February 23, 1999. Mr. Drummond has also served as President and Chief Executive Officer of Imagis Cascade Technologies Inc. since September 1, 1998. Mr. Drummond has extensive management experience in the high-tech industry. From 1990 to September 1998, Mr. Drummond served as the Vice-President, Strategic Partnerships with Alis Technologies in Montreal, a provider of integrated language-handling technologies and translation solutions, where he established the international sales network for its language translation software products. Previously, from 1988 to 1990, Mr. Drummond was President of Clan Technologies, a developer and marketer of executive information systems. Prior to that, from 1966 to 1988, he worked with International Computers Limited, a supplier of integrated computer systems, including serving as President for ICL Canada, a wholly owned subsidiary of International Computers Limited, which was focused on selling integrated computer systems to large retailers. Mr. Drummond was awarded a scholarship to study mechanical engineering at Glasgow University in Scotland.

        Wayne Smith has been an employee since May 2002 and has served as our Chief Financial Officer since September 1, 2002. Since May 2002, Mr. Smith has also served as comptroller of International Portfolio Management. Since 1997, Mr. Smith has also been a partner of TelePartners Consulting Inc., a consulting services company which provides management and financial consulting services, primarily in the call center and help desk areas. From October 2001 to May 2002, Mr. Smith was risk management advisor of Peter Reimer & Associates and, from 1997 to July 2001, Mr. Smith was Audit Senior of Amisano Chartered Accountants. Mr. Smith holds a Chartered Accountants designation in Canada.

        Andrew Amanovich has served as our Chief Technology Officer since February 23, 1999. Since 1989, Mr. Amanovich has been employed by and is currently the President of Pacific Cascade Consultants Ltd., a consulting service company and principal shareholder of Imagis, which is engaged in forestry mapping and surveys. At Pacific Cascade, Mr. Amanovich developed computer simulation models for forest visualization modeling and was involved in forest engineering, geotechnical engineering, digital mapping and technology and software development. Mr. Amanovich holds a Bachelor of Science degree from the University of British Columbia.

        Altaf Nazerali has served as a director of Imagis since July 7, 1998. Mr. Nazerali also served as President and Chief Executive Officer of Imagis from July 7, 1998 through February 23, 1999. In addition, Mr. Nazerali also serves in the following capacities of other public companies: (a) Chief Executive Officer (November 1995 to present), President and a director (each October 1995 to present) of Multivision Communications Corp., the operator of MMDS TV systems in Bolivia; (b) President and Chief Executive Officer (October 1997 to May 2001) and Chairman of the board of directors (October 1997 to present) of Intacta Technologies Inc. (formerly, InfoImaging Technologies Inc.), a software technology company. Mr. Nazerali is also President of International Portfolio Management. From November 1994 through October 1995, Mr. Nazerali served as Chief Executive Officer and President of Canbras Communications Corp., an operator of pay television and telephone systems in Brazil. Mr. Nazerali holds a Bachelor of Arts and an M.B.A. from Columbia University.

        Robert Gordon has served as a director of Imagis since February 15, 2000. Mr. Gordon has also served as the Chief Executive Officer and a director of Platform Computing Inc. since August 2001. From November 2000 to August 2001 Mr. Gordon was a technology venture capitalist in Europe. Previously, from September 1991 through November 2000, Mr. Gordon served initially as President and Chief Executive Officer of Oracle Canada and then as Senior Vice President of Oracle Corporation for Europe, Middle East and Africa. Before joining Oracle, Mr. Gordon held senior management positions at IBM, Nortel and Bell Atlantic. He is a past Chair of the Information Technology Association of Canada. Mr. Gordon holds a degree in engineering science from Université Laval and the Advanced Management Program of Duke University.

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        Roy Davidson Trivett was appointed as a director of Imagis on March 4, 2002. Mr. Trivett has been the President of Trivett Holdings Ltd. since August 1994 and the President and a director of Silicon Slopes Capital Corp. since October 1998. From June 1986 through July 1994, Mr. Trivett served as President of Architel Systems Corp. Mr. Trivett served as a director of Architel from April 1996 through June 2000. Mr. Trivett currently serves as a director of Softcare EC Inc. and has served as a director of OCS Technologies Inc. (October 1996 to January 1997); and (d) DBA Telecom Corporation (April 1998 to June 1999). Mr. Trivett holds Bachelor and Masters degrees in engineering from Carleton University in Canada.

        Treyton L. Thomas was appointed as a director of Imagis on July 9, 2002. Mr. Thomas founded the investment firm Pembridge Group in 1995 and serves as its Chairman. Prior to founding Pembridge, he spent eleven years in investment banking. Mr. Thomas graduated cum laude with a Bachelor of Liberal Arts from Harvard University with a concentration in Natural Science, and an optional field-of-study in Computer Science. He graduated tied for first in his class and was the recipient of both the Dean’s Academic Achievement Award, and the Phelps Award, which is the highest academic award given to three graduates each year based on academic achievement and character. Mr. Thomas completed the Advanced Management Program of the Harvard Business School.

        Deepak Chopra has been a director of Imagis since July 8, 2002. Mr. Chopra is Chairman and CEO of OSI Systems, Inc. Mr. Chopra has served as OSI’s Chief Executive Officer and Director of OSI since OSI’s inception in May 1987, and has served as OSI’s Chairman of the Board since February 1992. From 1976 to 1987, Mr. Chopra held various positions with ILC Technology, Inc. a publicly-held manufacturer of lighting products, including serving as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of ILC’s United Detector Technology Division, which was later acquired by OSI in 1990. Mr. Chopra has also held various positions at Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a B.S. in Electronics and a M.S. in Semiconductor Electronics.

        Each board member is elected annually and holds office until the next annual meeting of shareholders or until his or her successor has been elected or appointed, unless his or her office is earlier vacated in accordance with our Bylaws. Officers serve at the discretion of our Board and are appointed annually.

        Except for Mr. Chopra, who was designated as a nominee to our Board by OSI pursuant to an agreement between OSI and Imagis, none of our directors or executive officers are parties to any arrangement or understanding with any other person with respect to their appointment as a director or officer of Imagis. None of our directors or executive officers has any family relationship with any other officer or director.

Board Committees

        We have established an audit committee which is currently comprised of Altaf Nazerali, Robert Gordon and Roy Davidson Trivett. The audit committee recommends independent accountants to audit our financial statements, discusses the scope and results of the audit with the independent accountants, reviews our interim and year-end operating results with our executive officers and independent accountants, considers the adequacy of the internal accounting controls, considers our audit procedures and reviews the non-audit services to be performed by the independent accountants.

EXECUTIVE COMPENSATION

        The following table sets forth compensation paid to our President and Chief Executive Officer and one other executive officer whose compensation exceeded $100,000 for the years indicated. No other executive officer received compensation in excess of $100,000 during 2001.

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Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Iain Drummond	2001	144,000	N/A	9,600	N/A	100,000	N/A	N/A
President and Chief	2000	143,667	N/A	9,600	N/A	N/A	N/A	N/A
Executive Officer	1999	143,667	N/A	9,600	N/A	N/A	N/A	500,000	(1)

Andrew Amanovich	2001	110,000	N/A	N/A	N/A	160,000	N/A	N/A
Chief Technology	2000	95,000	N/A	N/A	N/A	15,000	N/A	N/A
Officer	1999	93,000	N/A	N/A	N/A	75,000	N/A	N/A

(1)	Mr. Drummond was issued a warrant to purchase 400,000 common shares at an exercise price of $1.25 per share in consideration for renouncing his right to acquire up to a 6% interest in the equity in Imagis Cascade.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth stock options grants to our Chief Executive Officer and the other named executive officer during the year ended December 31, 2001:

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent Of Total Options/SARs Granted To Employees In Fiscal Year	Exercise Price or Base Price ($/Sh)	Expiration Date
Iain Drummond	100,000	9.9%	$ 1.00	August 30, 2006
Andrew Amanovich	160,000	15.8%	$ 1.00	August 30, 2006

Options/SARs Exercise in Last Fiscal Year

        The following table sets forth our Chief Executive Officer and the other named executive officer the number of shares acquired upon exercise of stock options during the year ended December 31, 2001 and the number of shares subject to exercised and unexercised stock options held as of December 31, 2001:

Aggregated Option/SAR Exercises In Fiscal Year 2001 and Fiscal Year-End
Option/SAR Values

			Number Of Securities Underlying Unexercised Option/SARs at Fiscal Year-End (#)		Value Of Unexercised In-The-Money Option/SARs at Fiscal Year End ($)(1)
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Iain Drummond	–	–	33,333	66,667	$ 38,666	$ 73,334
Andy Amanovich	3,000	900	92,334	5,000	107,107	5,800

(1)	The value of unexercised in-the-money options at December 31, 2001 is based upon a price of $2.16 per share, the closing price of our common shares on the TSX at such time, less the exercise price per share.

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Compensation of Directors

        During the most recently completed financial year ended December 31, 2001, there was no cash compensation paid by us to our directors for their services as directors. There are no standard arrangements for any such compensation to be paid to members of our board of directors other than reimbursement for expenses incurred in connection with their services as directors.

Employment Agreements

        Pursuant to an agreement dated February 23, 1999, we retained Iain Drummond to act as President and Chief Executive Officer effective September 1, 1998 (the “Drummond Employment Agreement”). Pursuant to the Drummond Employment Agreement, Mr. Drummond’s current annual salary is approximately $144,000. If we achieved its annual sales targets during Mr. Drummond’s first year of employment, Mr. Drummond would have received a bonus of $75,000. We did not achieve such sales targets for the year ended December 31, 1999 and, therefore, Mr. Drummond did not receive a bonus. For all years after Mr. Drummond’s first year of employment, Mr. Drummond will receive a bonus of 50% of his base salary for that year, if we achieve our annual sales targets during that year. For the years ended December 31, 2000 and 2001, we did not achieve such sales targets and, therefore, Mr. Drummond did not receive such bonus. Any bonus paid to Mr. Drummond must be paid in cash within 90 days of fiscal year end. In addition, under the terms of Mr. Drummond’s Employment agreement and the share purchase agreement by and among Imagis, Imagis Cascade and the former shareholders of Imagis Cascade dated December 14, 1998, Imagis issued a warrant to purchase 400,000 shares at an exercise price of $1.25 to Mr. Drummond. Warrants to purchase 133,333 shares of our common stock expired in August 2002. Of the remaining warrants, warrants to provide 133,333 shares of our common stock expire on February 23, 2003 and warrants to purchase 133,334 shares of our common stock expire on February 23, 3004.

        The warrants are exercisable only if on the date of such exercise, Mr. Drummond is a director, officer or employee of Imagis.

        Pursuant to an agreement dated February 23, 1999, we retained Andrew Amanovich to act as Chief Technology Officer. Pursuant to Mr. Amanovich’s employment agreement, Mr. Amanovich’s current annual salary is approximately $110,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the number of Common Shares owned beneficially as of September 16, 2002 by: (i) each person known to the Company to own more than five percent (5%) of any class of the Company’s voting securities (except for OSI Systems Inc.); (ii) each director of the Company; and (iii) all directors and officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

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Name And Address Of Beneficial Owner	Beneficial Ownership		Percent Of Class(1)
Iain Drummond	307,500	(2)	1.6%
3307 West 6th Street
Vancouver, B.C. V6R 1T2
Canada

Altaf Nazerali	715,167	(3)	3.6%
555 Palisade Drive
North Vancouver, B.C. V7R 2H9
Canada

Wayne Smith	8,333	(4)	*
1015 Ironwork Passage
Vancouver, B.C. V6H 3R4
Canada

Fred Clarke	1,948,634	(5)	10.0%
33610 East Broadway Avenue
Mission B.C. V2V 4M4
CANADA

Andy Amanovich	2,058,600	(6)	10.6%
P.O. Box 33
Granthams Landing, B.C. V0N 1X0
Canada

Oliver “Buck” Revell	185,000	(7)	*
36 Victoria Drive, Suite A
Rowlett, TX 75088-6062
U.S.A

Robert Gordon	60,000	(8)	*
137 Crescent Road
Toronto, Ontario M4W 1T8
Canada

Roy Davidson Trivett	283,468	(9)	1.5%
2683 Country Woods Drive
Surrey, B.C. V35 0E6
Canada

Treyton L. Thomas	100,000	(10)	0%
34½ Beacon Street
Beacon Hill, MA 02108
U.S.A

Deepak Chopra	1,458,334	(11)	7.4%
OSI Systems Inc.
12525 Chadron Avenue
Manthorne, CA 90250

All Directors and Officers as a Group (9 persons)	5,176,402		24.8%

*	Indicates less than 1%

(1)	Based on an aggregate 19,343,370 common shares outstanding as of September 16, 2002.

(2)	Includes 300,000 common shares issuable upon exercise of options and warrants that are exercisable within 60 days of September 16, 2002. Excludes 383,334 common shares issuable upon exercise of options that are not exercisable within 60 days of September 16, 2002.

(3)	Includes 261,667 common shares issuable upon exercise of options exercisable within 60 days of September 16, 2002 and 136,000 common shares held by International Portfolio Management. Excludes 63,333 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002.

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(4)	Represents common shares issuable upon exercise of options exercisable within 60 days of September 16, 2002. Excludes 16,667 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002.

(5)	1,661,387 common shares are indirectly held through Pacific Cascade Consultants Ltd (“Pacific”). Mr. Clark controls FWC Ltd. which owns 50% of Pacific. Andy Amanovich, the current Chief Technology Officer of Imagis, owns the other 50% of Pacific. 237,247 common shares are indirectly held through 385078 B.C. Ltd. (“B.C. Ltd.”). B.C. Ltd. is 50% owned by Pacific. Through their holdings, Mr. Clarke and Mr. Amanovich each own 25% of B.C. Ltd.

(6)	1,661,387 common shares are indirectly held through Pacific Cascade Consultants Ltd. (“Pacific”). Fred Clarke, a previous director of the company, owns the other 50% of Pacific. 237,247 common shares are indirectly held through 385078 B.C. Ltd. (“B.C. Ltd.”) B.C. Ltd. is 50% owned by Pacific. Through their holdings, Mr. Clarke and Mr. Amanovich each own 25% of B.C. Ltd. Includes 149,666 common shares issuable upon exercise of options exercisable within 60 days of September 16, 2002. Excludes 23,334 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002.

(7)	Includes 148,000 common shares issuable upon exercise options exercisable within 60 days of September 16, 2002. Excludes 12,000 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002.

(8)	Represents 60,000 shares issuable upon exercise of options exercisable within 60 days of September 16, 2002.

(9)	Includes 166,668 common shares issuable upon exercise of options exercisable within 50 days of September 16, 2002, 45,000 common shares held by Trivett Holdings and 22,500 common shares issuable upon exercise of warrants held by Trivett Holdings exercisable within 60 days of September 16, 2002. Excludes 83,332 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002.

(10)	Represents common shares issuable upon exercise of options exercisable within 60 days of September 16, 2002. Excludes 200,000 common shares issuable upon exercise of options not exercisable within 60 days of September 16, 2002. Mr. Thomas has advised Imagis that due to internal policies within Pembridge Group upon any exercise of such options, the shares will be assigned to Pembridge Funds, and are not for his personal benefit.

(11)	Represents 1,166,667 common shares and warrants to purchase 291,667 common shares exercisable within 60 days of September 16, 2002 all of which are held by OSI Systems Inc., of which Mr. Chopra is Chief Executive Officer.

DESCRIPTION OF SECURITIES

General

        We are authorized to issue 100,000,000 common shares, no par value. As of September 16, 2002, there were 19,343,370 common shares outstanding.

Common Stock

        The holders of common shares are entitled to dividends in cash, property or shares as and when declared by the board of directors out of funds legally available therefor, to one vote per share at meetings of securityholders of Imagis and, upon liquidation, to receive such assets of Imagis as are distributable to the holders of the shares. Upon any liquidation, dissolution or winding up of the business of Imagis, the remaining assets of Imagis, if any, after payment or provision for payment of all debts, obligations or liabilities of Imagis, shall be distributed to the holders of shares. There are no pre-emptive rights or conversion rights attached to the shares. There are also no redemption or purchase for cancellation or surrender provisions, sinking or purchase fund provisions, or any provisions as to modification, amendment or variation of any such rights or provisions attached to the shares of Imagis.

Convertible Securities

        On November 9, 2001, 1,427,682 special warrants were sold at a price of $2.17 per special warrant, each of which entitles the holder, upon exercise and without payment of further consideration, to acquire one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one common share at a price of $2.55 for a period of one year from the date the underlying shares are qualified for resale.

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CERTAIN TRANSACTIONS

        On July 8, 2002, pursuant to a subscription agreement, we issued to OSI Systems Inc. 1,166,667 common shares and 291,667 warrants, each warrant to purchase one common share exercisable until July 8, 2004, at an exercise price of US$1.50 per share, at an aggregate purchase price of US$1,750,000.

        The subscription agreement provides, among other things, for an adjustment to the purchase price through our issuance of additional shares if we issue common shares or other securities convertible into or exercisable for common shares in another financing (with some exceptions) prior to July 9, 2003, at a price less than $1.50 per share. The warrants provide for a similar adjustment as to the number of warrants and exercise price in the event of such an issuance.

        Pursuant to the subscription agreement, we also agreed to designate one nominee of OSI to our Board of Directors, and OSI has designated Deepak Chopra, its Chief Executive Officer and a director, who was subsequently appointed as a director of Imagis. As a result of its purchase of the shares and warrants, OSI has become a principal shareholder of Imagis.

        In connection with OSI’s purchase of shares and warrants, on July 8, 2002, we entered into the following additional agreements with OSI:

•	Product Development and Marketing Agreement. Under this agreement, we formed a strategic alliance with OSI to develop mutually agreed integrated airport and transportation security products using our facial recognition technologies and OSI’s security products. We agreed to form an internal transportation security group and commit a minimum of $250,000 to develop these products and operate this group. We will receive a royalty for all sales made by OSI of products developed under this agreement.

•	Software Developer Services Agreement. Under this agreement, we agreed to engage, and OSI agreed to make available to us, services of software engineers and equipment in OSI’s software development facility in Hyderabad, India. We agreed to pay to OSI a minimum of $250,000 during the term of the agreement, which expires on June 30, 2003, provided that if the aggregate amount we paid to OSI on such date is less than $250,000, we can extend the agreement for six months.

•	Joint Venture Letter of Intent. Under this letter of intent, upon OSI’s establishment of a Brazilian entity to oversee marketing, sales, service and assembly and marketing of OSI’s products, in Brazil and the establishment of an office in Brazil, we will invest $250,000 for a 20% equity ownership in that entity.

•	Letter Agreement Relating to Zixsys Inc. This agreement memorializes each parties’rights with respect to each other relating to their investment rights in Zixsys Inc.

        We paid administration expenses in the amount of $572,638 and $484,255 during the years ended December 31, 2000 and 2001 to International Portfolio Management Inc., a company with a director and two officers in common with us for services rendered to us. During the six months ended June 30, 2002, we paid administrative expenses of $178,300 to International Portfolio Management Inc. In addition, during 2001, we repaid $578,222 and $494,095 of payables owed to International Portfolio Management Inc. and Pacific Cascade Consultants Ltd. for similar services rendered to Imagis prior to 2001.

        In the second quarter of 2001, we issued 1,501,000 units, each consisting of one share purchase warrant, to ten (10) non-U.S. persons in a private offering outside the United States for gross proceeds of $1,501,000. Valor Invest Limited, a company in which Altaf Nazerali is a director, purchased 203,000 units, and International Portfolio Management Inc. purchased 97,500 units.

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        In the fourth quarter of 2001, we issued 229,332 units, each consisting of one common share and one-half of a non-transferable share purchase warrant, to two non-U.S. persons in a private offering outside the United States for gross proceeds of $497,650. Pensbreigh Holdings Ltd., a company in which Altaf Nazerali is a significant shareholder, purchased 45,000 units.

        In the fourth quarter of 2001, we issued 1,427,682 special warrants, each convertible into one common share and one-half of a non-transferable share purchase warrant, to eleven non-U.S. persons in a private offering outside the United States for gross proceeds of $3,098,070. Valor Invest Limited, a company in which Altaf Nazerali is a director, purchased 45,400 units.

        Subsequent to December 31, 2000, the Company arranged a convertible loan of up to $200,000 with Valor Invest Limited, of which the Company has drawn $145,000. We issued 20,000 common shares to the lender as partial consideration for making the loan available to us. The loan bears interest at 8% per annum, is repayable on December 31, 2001 and is convertible, at the election of the lender, into common shares at the rate of $1.50 of indebtedness per share.

SELLING SHAREHOLDER

        The table below sets forth information, as of September 3, 2002, regarding the beneficial ownership of the shares of common stock by the selling shareholder including common shares issuable to the selling shareholder upon exercise of warrants, as indicated. These securities were issued in private transactions that were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Shares Being Offered	Owned After Offering
			Number of Shares	Percent of Outstanding Shares
OSI Systems Inc.	1,458,334	1,458,334	0	0

*	Assumes all of the shares of common stock registered in this prospectus are sold.

        Information with respect to share ownership of the selling shareholder has been provided by the selling shareholder. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling shareholder or its transferees. Deepak Chopra, President, Chief Executive Officer and a director of OSI, is OSI’s designee to our Board of Directors. As a result of its purchase of common shares being registered hereby and warrants, the underlying common shares of which are being registered hereby, OSI became a principal shareholder of Imagis. All of the shares are being offered pursuant to registration rights Imagis granted to OSI.

PLAN OF DISTRIBUTION

        We are registering the common shares offered under this prospectus on behalf of the selling shareholder. As used herein, “selling shareholder” includes donees, pledgees, distributees, transferees or other successors in interest selling shares received from the selling shareholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, broker-dealers, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares by the selling shareholder will be borne by the selling shareholder. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

        The shares owned by the selling shareholder may be sold from time to time by the selling shareholder. Sales of shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options or other hedging transactions relating to the shares, by pledge to secure debts and other obligations or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers.

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        The selling shareholder may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling shareholder and any broker-dealers that act in connection with sales of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholder against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments which the selling shareholder may be required to make in respect thereof. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to it.

        The selling shareholder also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, provided that the selling shareholder meets the criteria and conforms to the requirements of that Rule.

        Upon being notified by the selling shareholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling stockholder and the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

EXCHANGE CONTROLS

        Imagis is a British Columbia, Canada corporation. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-Canadian holder of Common shares, other than withholding tax requirements. See “Taxation.”

        Other than as provided in the Investment Canada Act (Canada) (the “ICA”) and certain industry specific statutes imposing restrictions on ownership of businesses in Canada (for example, banking, customs and telecommunications, etc.), there is no limitation imposed by the laws of Canada or British Columbia to hold or vote the common shares of Imagis. The following discussion summarizes the material features of the ICA for a non-Canadian who proposes to acquire a controlling number of Imagis’ Common shares. It is general only, it is not a substitute for independent advice from an investor’s own advisor, and it does not anticipate statutory or regulatory amendments.

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        A non-Canadian would acquire control of Imagis for the purposes of the ICA if the non-Canadian acquired a majority of the common shares. The acquisition of less than a majority but more than one-third of the common shares would be presumed to be an acquisition of control of Imagis unless it could be established that, on the acquisition, Imagis was not controlled in fact by the acquiror through the ownership of the common shares.

        Except in very limited situations, the ICA prohibits implementation of a “reviewable” investment by a non-Canadian, unless after review the Minister responsible for the ICA is satisfied that the investment is likely to be of net benefit to Canada. An investment in Imagis’ common shares by a non-Canadian (other than a “WTO Investor” as that term is defined in the ICA and which term includes entities which are nationals of or are controlled by nationals of member states of the World Trade Organization), when Imagis was not controlled by a WTO Investor, would be reviewable under the ICA if

(a)	the investment was a direct investment to acquire control of Imagis and the value of Imagis’ assets, as determined in accordance with the regulations promulgated under the ICA, was over Cdn$5 million,

(b)	the investment was an indirect investment in Imagis (i.e. the acquisition of control, directly or indirectly, of a corporation incorporated outside Canada which in turn controls Imagis, directly or indirectly) and the value of Imagis’ assets, as determined in accordance with the regulations promulgated under the ICA,

(i)	was at least $50 million, or

(ii)	was between $5 million and $50 million and comprised more than 50% of the value of the assets of all entities whose control had been acquired in the international transaction, or

(c)	an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, regardless of the value of the assets of Imagis.

An investment in the common shares by a WTO Investor, or by a non-Canadian when Imagis was controlled by a WTO Investor, would be reviewable under the ICA if

(a)	the investment was a direct investment to acquire control of Imagis and the value of Imagis’ assets, as determined in accordance with the regulations promulgated under the ICA, was not less than a specified amount, which for 2002 is Cdn$218 million,

(b)	the investment was an indirect investment in Imagis and the value of Imagis’ assets, as determined in accordance with the regulations promulgated under the ICA, was not less than Cdn$218 million (for 2002) and comprised more than 50% of the value of the assets of all entities whose control had been acquired in the international transaction, or

(c)	Imagis (i) engages in the production of uranium or owns an interest in a producing uranium property in Canada, (ii) provides any financial service, (iii) provides any transportation service, or (iv) is a cultural business.

        Certain transactions relating to the common shares would be exempt from the ICA, including

(a)	an acquisition of the common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)	an acquisition of control of Imagis in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the ICA, and
31

(c)	an acquisition of control of Imagis by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of Imagis, through the ownership of the common shares, remained unchanged.

TAXATION

      United States Federal Income Tax Consequences

        The following is a general discussion of certain possible U.S. federal income tax consequences, under current law, generally applicable to a U.S. Holder (as hereinafter defined) of our common shares. This discussion does not address all potentially relevant U.S. federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of U.S. federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences. (see “Taxation — Canadian Federal Tax Considerations” below).

        The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time and which are subject to differing interpretations. This discussion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

        THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY U.S. HOLDER OR PROSPECTIVE U.S. HOLDER OF COMMON SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE. ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES OF THE COMPANY.

      U.S. Holders

        As used herein, a “U.S. Holder” means a holder of common shares who is: (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income is taxable in the U.S. irrespective of source, or (iv) a trust subject to the primary supervision of a court within the U.S. and control of a U.S. fiduciary as described in Section 7701(a)(30) of the Code.

        This summary does not address the tax consequences to, and U.S. Holder does not include, persons subject to specific provisions of U.S. federal income tax law, such as: (i) tax-exempt organizations, (ii) qualified retirement plans, (iii) individual retirement accounts and other tax-deferred accounts, (iv) financial institutions, (v) insurance companies, (vi) real estate investment trusts, (vii) regulated investment companies, (viii) broker-dealers, (ix) persons or entities that have a “functional currency” other than the U.S. dollar, (x) shareholders subject to the alternative minimum tax, (xi) shareholders who hold common shares as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one position, and (xiii) shareholders who acquired their common shares through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to U.S. Holders who own common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the consequences to a person or entity holding an interest in a shareholder or the consequences to a person of the ownership, exercise or disposition of any options, warrants or other rights to acquire common shares.

32

Distribution on Common Shares

    U.S. Holders receiving dividend distributions (including constructive dividends) with respect to common shares are required to include in gross income for U.S. federal income tax purposes the gross amount of such distributions, equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent that the Company has current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder’s U.S. federal taxable income by those who itemize deductions. (See more detailed discussion at “Foreign Tax Credit” below). To the extent that distributions exceed current or accumulated earnings and profits of the Company, they will be treated first as a return of capital up to the U.S. Holder’s adjusted basis in the common shares and thereafter as gain from the sale or exchange of the common shares.

        In the case of foreign currency received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally, any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss. However, an individual whose realized gain does not exceed $200 will not recognize that gain, to the extent that there are no expenses associated with the transaction that meet the requirements for deductibility as a trade or business expense (other than travel expenses in connection with a business trip) or as an expense for the production of income.

        Certain information reporting and backup withholding rules may apply with respect to the common shares. In particular, a payor or middleman within the U.S., or in certain cases outside the U.S., will be required to withhold 30% (which rate is scheduled for periodic reduction) of any payments to a holder of common shares of dividends on, or proceeds from the sale of, such common shares within the U.S., if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. Holders are urged to consult their own tax counsel regarding the information reporting and backup withholding rules applicable to common shares.

Foreign Tax Credit

        A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of common shares may be entitled, at the option of the U.S. Holder, to either receive a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces U.S. federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year.

        There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s U.S. income tax liability that the U.S. Holder’s “foreign source” income bears to his or its worldwide taxable income. In applying this limitation, the various items of income and dedution must be classified as either “foreign source” or “U.S. source”. Complex rules govern this classification process. In addition, this limitation is calculated separately with respect to specific classes of income such as “passive income,” “high withholding tax interest,” “financial services income,” “shipping income,” and certain other classifications of income. Dividends distributed by Imagis will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” for these purposes.

        In addition, U.S. Holders which are corporations that own 10% or more of the voting stock of Imagis may be entitled to an “indirect” foreign tax credit under Section 902 with respect to the payment of dividends by Imagis under certain circumstances and subject to complex rules and limitations. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific, and U.S. Holders of common shares of Imagis should consult their own tax advisors regarding their particular circumstances.

33

Disposition of Common Shares of the Company

        A U.S. Holder will recognize a gain or loss upon the sale of common shares equal to the difference, if any, between: (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder’s tax basis in the common shares of Imagis. This gain or loss will be capital gain or loss if the common shares are a capital asset in the hands of the U.S. Holder, and will be long-term capital gain or loss if the common shares are held for more than one year. Preferential tax rates apply to long-term capital gains of U.S. Holders which are individuals, estates or trusts. Deductions for net capital losses are subject to significant limitations. For U.S. Holders which are not corporations, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.

Other Considerations

        In the following circumstances, the above sections of this discussion may not describe the U.S. federal income tax consequences resulting from the holding and disposition of common shares:

Foreign Personal Holding Company

        If at any time during a taxable year: (i) more than 50% of the total combined voting power or the total value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals who are citizens or residents of the U.S. and (ii) 60% (or 50% in some circumstances) or more of our gross income for such year was “foreign personal holding company income” as defined in Section 553 of the Code (e.g. dividends, interest royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions), Imagis may be treated as a “foreign personal holding company.” In that event, U.S. Holders that hold common shares would be required to include in gross income for such year their allocable portions of such “foreign personal holding company income” to the extent we do not actually distribute such income.

        We do not believe that we currently qualify as a foreign personal holding company. However, there can be no assurance that we will not be considered a foreign personal holding company for the current or any future taxable year.

Foreign Investment Company

        If (i) 50% or more of the combined voting power or total value of our outstanding shares is held, directly or indirectly, by citizens or residents of the U.S., U.S. domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a) (31)), and (ii) we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we may be treated as a “foreign investment company” as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging common shares to be treated as ordinary income rather than capital gain.

        We do not believe that we currently qualifies as a foreign investment company. However, there can be no assurance that we will not be considered a foreign investment company for the current or any future taxable year.

Controlled Foreign Corporation

        If more than 50% of the total combined voting power of all classes of shares entitled to vote or the total value of the shares of Imagis is owned, actually or constructively, by citizens or residents of the U.S., U.S. domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a)(31)), each of which own, actually or constructively, 10% or more of the total combined voting power of all classes of shares entitled to vote of Imagis (“10% Shareholder”), Imagis could be treated as a controlled foreign corporation (“CFC”) under Subpart F of the Code. The classification of Imagis as a CFC would effect many complex results, including: (i) such 10% Shareholders are generally treated as having received a current distribution out of the CFC’s Subpart F income, which they must include in income, and (ii) are also subject to current U.S. federal income tax on their pro rata shares of the CFC’s earnings invested in U.S. property. The foreign tax credit described above may reduce the U.S. federal income tax on these amounts. In addition, under Section 1248 of the Code, gain from the sale or exchange of shares by a U.S. Holder of common shares which is or was a 10% Shareholder at any time during the five-year period ending with the sale or exchange is treated as ordinary income to the extent of earnings and profits of Imagis attributable to the shares sold or exchanged. If a foreign corporation is both a PFIC and a CFC, the foreign corporation generally will not be treated as a PFIC with respect to 10% Shareholders of the CFC. This rule generally will be effective for taxable years of 10% Shareholders beginning after 1997 and for taxable years of foreign corporations ending with or within such taxable years of 10% Shareholders. Special rules apply to 10% Shareholders who are subject to the special taxation rules under Section 1291 discussed above with respect to a PFIC. Because of the complexity of Subpart F, a more detailed review of these rules is outside of the scope of this discussion.

34

        We do not believe that we currently qualifies as a CFC. However, there can be no assurance that we will not be considered a CFC for the current or any future taxable year.

Passive Foreign Investment Company

        As a foreign corporation with U.S. Holders, we could potentially be treated as a passive foreign investment company (“PFIC”), as defined in Section 1297 of the Code, depending upon the percentage of our income which is passive, or the percentage of the Company’s assets which produce or are held for the production of passive income. U.S. Holders owning common shares of a PFIC are subject to the highest rate of tax on ordinary income in effect for the applicable taxable year and to an interest charge based on the value of deferral of tax for the period during which the common shares of the PFIC are owned with respect to certain “excess distributions” on and dispositions of PFIC stock. However, if the U.S. Holder makes a timely election to treat a PFIC as a qualified electing fund (“QEF”) with respect to such shareholder’s interest therein, the above-described rules generally will not apply. Instead, the electing U.S. Holder would include annually in his gross income his pro rata share of the PFIC’s ordinary earnings and net capital gain regardless of whether such income or gain was actually distributed. A U.S. Holder of a QEF can, however, elect to defer the payment of U.S. federal income tax on such income inclusions. Special rules apply to U.S. Holders who own their interests in a PFIC through intermediate entities or persons. In addition, subject to certain limitations, U.S. Holders owning, actually or constructively, marketable (as specifically defined) stock in a PFIC will be permitted to elect to mark that stock to market annually, rather than be subject to the excess distribution regime of section 1291 described above. Amounts included in or deducted from income under this alternative (and actual gains and losses realized upon disposition, subject to certain limitations) will be treated as ordinary gains or losses. This alternative will apply to taxable years of U.S. Holders beginning after 1997 and taxable years of foreign corporations ending with or within such taxable years of U.S. Holders.

        We believe that we are not a PFIC for its fiscal year ended December 31, 2001 and do not believe that we will be a PFIC for the fiscal year ending December 31, 2002. There can be no assurance that our determination concerning our PFIC status will not be challenged by the IRS, or that we will be able to satisfy record keeping requirements that will be imposed on QEFs.

        EACH U.S. HOLDER OF IMAGIS IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO HOW THE PFIC RULES AFFECT THEIR TAX SITUATION.

Canadian Federal Income Tax Considerations

        The following summarizes certain Canadian federal income tax considerations generally applicable to the holding and disposition of common shares by a holder: (a) who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), is not resident in Canada, deals at arm’s length with Imagis, is not affiliated with Imagis, holds common shares as capital property, is not a “financial institution” and does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada-United States Income Tax Convention (the “Treaty”), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) common shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Treaty. Each such holder who meets all such criteria in clauses (a) and (b) is referred to herein as a “U.S. Holder,” and this summary only addresses U.S. Holders. This summary does not deal with special situations, such as particular circumstances of traders or dealers, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), or otherwise.

35

        This summary is based on the current provisions of the Tax Act and the regulations thereunder, all proposed amendments to the Tax Act and regulations publicly announced by the Minister of Finance (Canada) to the date hereof, the current provisions of the Treaty and the current administrative practices of the Canada Customs and Revenue Agency, formerly known as Revenue Canada. It has been assumed that all currently proposed amendments will be enacted as proposed and that there will be no other relevant change in any governing law, the Treaty or administrative policy, although no assurance can be given in these respects. This summary does not take into account provincial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein.

        This summary is not exhaustive of all possible Canadian income tax consequences. It is not intended as legal or tax advice to any particular holder and should not be so construed. The tax consequences to any particular holder will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder’s particular circumstances. Each holder should consult the holder’s own tax advisors with respect to the income tax consequences applicable to the holder’s own particular circumstances.

Dividends

        Dividends paid or credited or deemed to be paid or credited to a U.S. Holder by Imagis are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder is generally limited to 15% of the gross dividend (or 5% in the case of corporate shareholders owning at least 10% of our voting shares).

Disposition

        A U.S. Holder is not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a common share in the open market unless the share is “taxable Canadian property” to the holder thereof, and even then, only if the U.S. Holder is not entitled to relief under the Treaty.

        A common share will be taxable Canadian property to a U.S. Holder if, at any time during the 60-month period ending at the time of disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm’s length (or the U.S. Holder together with such persons) owned, or had options, warrants or other rights to acquire, 25% or more of the Company’s issued shares of any class or series. In the case of a U.S. Holder to whom common shares represent taxable Canadian property, no tax under the Tax Act will be payable on a capital gain realized on a disposition of such shares in the open market by reason of the Treaty unless the value of such shares is derived principally from real property situated in Canada. We believe that the value of the Company’s common shares is not derived principally from real property situated in Canada, and that no tax will therefore be payable under the Tax Act on a capital gain realized by a U.S. Holder on a disposition of common shares in the open market.

36

IMAGIS TECHNOLOGIES INC.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Independent Auditors	F-2
Balance Sheets as of December 31, 2001 and 2000	F-3
Statements of Operations and Retained Earnings for the Years Ended December 31, 2001 and 2000	F-4
Statements of Cash Flows for the Years Ended December 31, 2001 and 2000	F-5
Notes to Financial Statements	F-6

Unaudited Financial Statements
Balance Sheets as of June 30, 2002 (unaudited) and December 31, 2001 (audited)	F-18
Statements of Operations and Deficit (unaudited) for the three and
six months ended June 30, 2002 and 2001	F-19
Statements of Cash Flows (unaudited) for the three and six months ended June 30, 2002 and 2001	F-20
Notes to Financial Statements (unaudited)	F-21
F-1

AUDITOR'S REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Imagis Technologies Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

"signed"
Chartered Accountants

Vancouver, Canada
February 8, 2002

COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-US REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the shareholders dated February 8, 2002 is expressed in accordance with Canadian reporting standards which does not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

"signed"
Chartered Accountants

Vancouver, Canada
February 8, 2002

F-2

IMAGIS TECHNOLOGIES INC.
Consolidated Balance Sheets
(Expressed in Canadian dollars)

December 31, 2001 and 2000
	2001	2000

Assets

Current assets:
Cash and cash equivalents	$200,659	$59,497
Short-term investment	2,560,000	--
Accounts receivable	465,024	846,581
	3,225,683	906,078

Equipment (note 3)	51,838	58,082

	$3,277,521	$964,160

Liabilities and Shareholders' Equity (Deficiency)

Current liabilities:
Accounts payable and accrued liabilities	$444,871	$566,115
Deferred revenue	59,184	64,279
Current portion of obligation under capital lease	--	2,226
	504,055	632,620

Advances payable (note 4)	--	100,000

Payable to related parties (note 5)	--	1,072,317
	504,055	1,804,937

Shareholders' equity (deficiency):
Share capital (note 6)	10,142,041	6,329,155
Special warrants (note 6)	2,822,061	--
Deficit	(10,190,636)	(7,169,932)
	2,773,466	(840,777)

	$3,277,521	$964,160

Operations (note 1)
Commitments (note 9)
Subsequent events (note 11)

See accompanying notes to consolidated financial statements.

F-3

IMAGIS TECHNOLOGIES INC.
Consolidated Statements of Operations and Retained Earnings
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000
	2001	2000

Revenues:
Software sales	$1,519,925	$729,127
Support and services	356,441	276,630
Other	204,338	91,962
	2,080,704	1,097,719

Expenses:
Cost of materials	$175,851	$173,136
Sales and marketing	923,010	1,102,140
Technical services	732,906	613,915
Technology development	1,215,945	888,837
Administration	1,981,124	1,125,571
Interest	41,556	135,000
Amortization	31,016	69,151
	5,101,408	4,107,750

Loss for the year	3,020,704	3,010,031

Deficit, beginning of year	7,169,932	4,159,901

Deficit, end of year	$10,190,636	$7,169,932

Loss per share	$0.21	$0.26
Weighted average number of shares outstanding	14,308,442	11,660,209

See accompanying notes to consolidated financial statements.
F-4

IMAGIS TECHNOLOGIES INC.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000
	2001	2000

Cash provided by (used for):

Cash flows from operating activities:
Loss for the year	$(3,020,704)	$(3,010,031)
Items not involving the use of cash:
Amortization	31,016	69,151
Imputed interest on convertible notes	--	135,000
Common shares issued for services	29,000	--
Changes in non-cash operating working capital:
Accounts receivable	381,557	(595,508)
Inventories	--	45,834
Accounts payable and accrued liabilities	(121,244)	266,195
Deferred revenue	(5,095)	(3,746)
	(2,705,470)	(3,093,105)

Cash flows from investing activities:
Purchase of equipment	(24,772)	(43,057)
Short-term investments	(2,560,000)	--
	(2,584,772)	(43,057)

Cash flows from financing activities
Issuance of common shares for cash	3,918,184	2,403,370
Issuance of special warrants	2,822,061	--
Repayment of advances payable	(100,000)	100,000
Receipt of advances payable	--	238,720
Costs of financing	(134,298)	(28,410)
Repayment of obligation under capital lease	(2,226)	(6,678)
Repayment of notes payable	--	(130,000)
Loan from related parties	(1,072,317)	608,975
	5,431,404	3,185,977

Increase in cash	141,162	49,815

Cash and cash equivalents, beginning of year	59,497	9,682

Cash and cash equivalents, end of year	$200,659	$59,497

Supplementary information and disclosure of non-cash financing and investing activities:
Interest paid	$2,972	$15,248
Income taxes paid	--	--
Non-cash transactions not reported above:
Issuance of common shares on conversion of debentures	--	595,200
Value assigned to detachable warrants	--	135,000
Share issue costs settled with options	--	7,306
Issuance of common shares for services rendered	29,000	--

See accompanying notes to consolidated financial statements.
F-5

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

1.	Operations:

Imagis Technologies Inc. (the "Company") was incorporated under the Company Act (British Columbia) on March 23, 1998. The Company operates in a single segment, being the development and sale of software applications and advanced biometric facial recognition software solutions. The Company's assets are based in Canada. In the year ended December 31, 2001, two customers represented approximately 40% and 20% of total revenues (2000 - one customer represented approximately 50% of total revenues).

These financial statements have been prepared on a going concern basis which includes the assumption that the Company will be able to realize its assets and settle its liabilities in the normal course of business. For the year ended December 31, 2001, the Company has incurred a loss from operations of $3,020,704 and a deficiency in operating cash flow of $2,705,470. In addition, the Company has incurred significant operating losses and net utilization of cash in operations in all prior periods. Accordingly, the Company will require continued financial support from its shareholders and creditors until it is able to generate sufficient cash flow from operations on a sustained basis. Failure to obtain ongoing support of its shareholders and creditors may make the going concern basis of accounting inappropriate, in which case the Company's assets and liabilities would need to be recognized at their liquidation values. These financial statements do not include any adjustment due to this going concern uncertainty.

2.	Significant accounting policies:

The Company prepares its financial statements in accordance with generally accepted accounting principles in Canada and, except as set out in note 12, also comply, in all material respects, with accounting principles generally accepted in the United States. The consolidated financial statements reflect the following significant accounting policies:

	(a)	Basis of presentation:

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Imagis Cascade Technologies, Inc. All material intercompany balances and transactions have been eliminated.

	(b)	Cash equivalents:

The Company considers all highly liquid investments with a term to maturity of three months or less when purchased to be cash equivalents. Investments having a term in excess of three months but less than one year are classified as short-term investments.

F-6

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000
2.	Significant accounting policies (continued):
	(c)	Equipment:
Equipment is recorded at cost and is amortized over its estimated useful life on a straight-line basis at the following annual rates:

		Asset	Rate
		Computer hardware	30%
		Furniture and fixtures	20%

	(d)	Revenue recognition:
		(i)	Software sales revenue:

The Company recognizes revenue consistent with Statement of Position 97-2, "Software Revenue Recognition". In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met; persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

When a software product requires significant production, modification or customization, the Company generally accounts for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

When software is sold under contractual arrangements that includes post contract customer support ("PCS"), the elements are accounted for separately if vendor specific objective evidence ("VSOE") of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

The Company provides for estimated returns and warranty costs, which to date have been nominal, on recognition of revenue.

F-7

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

2.	Significant accounting policies (continued):
	(d)	Revenue recognition (continued):
(ii) Support revenue:
Contract support services revenue is deferred and is amortized to revenue ratably over the period that the support services are provided.
	(e)	Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

	(f)	Foreign currency:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

	(g)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of substantive enactment. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

	(h)	Stock compensation:

The Company has a stock option plan, which is described in note 6(f), and will, periodically, issue warrants for services rendered. No compensation expense is recognized when stock options or warrants are issued. Any consideration paid on exercise of stock options or warrants is credited to share capital.

F-8

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

2.	Significant accounting policies (continued):
	(i)	Loss per share:

Loss per share is calculated using the weighted average number of shares outstanding during the fiscal period. This average includes outstanding common shares issued in a reporting period from their date of issuance. Diluted per share amounts are calculated by the treasury stock method whereby the assumed proceeds of dilutive exercisable instruments are applied to repurchase common shares at the average market price for the period. The resulting net issuance is included in the weighted average number for purposes of the diluted per share calculation.

	(j)	Comparative figures:
	Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.
3.	Equipment:

			Accumulated	Net book
	2001	Cost	amortization	value

	Furniture and fixtures	$72,388	$36,644	$35,744
	Computer hardware	126,200	110,106	16,094

		$198,588	$146,750	$51,838

			Accumulated	Net book
	2000	Cost	amortization	value

	Furniture and fixtures	$68,858	$27,709	$41,149
	Computer hardware	113,686	96,753	16,933

		$182,544	$124,462	$58,082

F-9

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

4.	Advances payable:
	(a)	During the year ended December 31, 2000, the Company received $100,000 in advance of closing a private placement. The private placement occurred in the year ended December 31, 2001.
	(b)

During the year ended December 31, 1999, the Company agreed to sell 595.2 convertible note units, each note unit consisting of one $1,000 convertible debenture and 1,562.5 share purchase warrants. Each convertible debenture had a one year term and bore interest at a rate of 8% per annum.

A holder of the convertible debenture had the option to convert it into common shares of the Company at a rate of $0.64 per share up until one year from the closing of this placement. Each share purchase warrant provides for the acquisition of one common share of the Company at a rate of $0.64 up until the first anniversary, and at a rate of $0.74 until the second anniversary of the closing of this placement.

As of December 31, 1999, the Company had received $356,480 towards the aggregate consideration of $595,200 for the convertible note units. Subsequent to December 31, 1999, the Company received the remaining $238,720 and the convertible note units were issued. For accounting purposes, the consideration received was allocated between the debt and equity components issued with the deemed debt discount, equal to the value assigned to the equity element, being recognized by a charge against income over the term of the debt. During the year ended December 31, 2000, all convertible debentures were converted into common shares in accordance with their original terms.

5.	Payable to related parties:

		2001	2000

	International Portfolio Management Inc.	$-	$578,222
	Pacific Cascade Consultants Ltd.	-	494,095

		$-	$1,072,317

F-10

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

6.	Share capital:
	(a)	Authorized:
		100,000,000 common shares without par value
	(b)	Issued:
			Number of
			shares	Amount

		Balance, December 31, 1999	8,958,214	$3,223,995
		Issued during year for cash:
		On private placement	875,000	700,000
		On debt conversion, including value assigned to
		warrants on issuance	930,000	730,200
		Options exercised	442,170	442,170
		Warrants exercised	1,749,000	1,261,200
		Issued for services related to private placement	11,581	7,296
		Share issuance costs	-	(35,706)

		Balance, December 31, 2000	12,965,965	6,329,155

		Issued during year for cash:
		On private placement	1,730,332	1,998,650
		Options exercised	295,834	395,834
		Warrants exercised	1,407,000	1,523,700
		Issued for services related to private placement	20,000	29,000
		Share issuance costs	-	(134,298)

		Balance, December 31, 2001	16,419,131	$10,142,041

	(c)	As at December 31, 2001, 266,669 common shares (2000 - 535,335) are being held in escrow. These common shares will be released from escrow on February 23, 2002.
	(d)	Special Warrants:
		(i)

On November 9, 2001, 1,427,682 Special Warrants were sold at a price of $2.17 per Special Warrant, each of which entitles the holder, upon exercise and without payment of further consideration, to acquire one common share of the Company and one-half of one common share purchase warrant (the "Warrants") of the Company. Each whole Warrant will entitle the holder to purchase one common share of the Company at a price of $2.55 for a period of one year from the date the underlying shares are qualified for resale.

			The securities issued pursuant to the brokered private placement and all underlying securities are subject to resale restrictions that will expire on March 9, 2002.

F-11

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

6.	Share capital (continued):
	(d)	Special Warrants (continued):
		(ii)	Earnings per share calculations do not include the underlying common shares to the issuance of the Special Warrants.
	(e)	Warrants:
		At December 31, 2001 and 2000, the following warrants were outstanding:

		December 31, 2000	Granted	Exercised	Expired	December 31, 2001	Exercise Price	Expiry Date
		400,000	-	-	-	400,000	1.25	To February 23, 2002
		80,000	-	(80,000)	-	-	0.80	March 17, 2001
		200,000	-	-	(200,000)	-	3.50	April 7, 2001
		50,000	-	-	-	50,000	4.00	June 16, 2002
		-	1,601,000	(1,327,000)	-	274,000	1.10	Various to May 6, 2003
		-	114,666	-	-	114,666	2.17	November 9, 2002
		-	713,840	-	-	713,840	2.17	Subject to qualification
		730,000	2,429,506	(1,407,000)	(200,000)	1,552,506

		December 31, 1999	Granted	Exercised	Expired	December 31, 2000	Exercise Price	Expiry Date
		24,000	-	(24,000)	-	-	-	-
		400,000	-	-	-	400,000	1.25	To February 23, 2003
		-	875,000	(795,000)	-	80,000	0.80	March 17, 2001
		-	930,000	(930,000)	-	-	0.64	January 6, 2002
		-	200,000	-	-	200,000	3.50	April 7, 2001
		-	50,000	-	-	50,000	4.00	June 16, 2002
		424,000	2,055,000	(1,749,000)	-	730,000

The 400,000 warrants having an exercise price of $1.25 per share outstanding at December 31, 2001 were to expire in three equal amounts on February 23, 2001, 2002 and 2003. During 2001, the Company agreed to extend the expiry date on the February 23, 2001 and February 23, 2002 expiry tranches to June 25, 2002.

F-12

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

6.	Share capital (continued):
(f)	Options:

The Company has granted stock options to certain employees, directors and advisors to buy an aggregate of 3,185,000 (2000 - 1,895,000) common shares of the Company, of which 738,004 have been exercised and 493,332 have been cancelled, at prices ranging between $0.30 and $2.20 (2000 - $0.30 and $3.75). All options expire five years from the date of grant. A summary of the status of the Company's stock options at December 31, 2001 and 2000 and changes during the years ended on those dates is presented below:

2001	2000
Weighted	Weighted
average	average
exercise	exercise
Shares	price	Shares	price

Outstanding, beginning of year	1,451,164	$ 1.62	910,000	$ 0.82
Granted	1,290,000	1.34	985,000	2.06
Exercised	(295,834)	1.34	(442,170)	1.00
Cancelled	(491,666)	2.92	(1,666)	1.00

Outstanding, end of year	1,953,664	$1.15	1,451,164	$ 1.62

The following table summarizes information about stock options outstanding at December 31, 2001:

Options outstanding	Options exercisable
Weighted
Number	average	Weighted	Number	Weighted
outstanding at	remaining	average	exercisable at	average
Range of	December 31,	contractual	exercise	December 31,	exercise
exercise prices	2001	life	price	2001	price
$ 0.30	230,000	1.51 years	$ 0.30	230,000	$ 0.30
$ 1.00	1,183,664	3.78 years	1.00	623,674	1.00
$ 1.50 to $ 2.90	540,000	4.45 years	1.84	329,670	1.70
1,953,664	1,183,344

7.	Related party transactions:
Related party transactions not disclosed elsewhere are as follows:
(a)	included in accounts payable and accrued liabilities is $271,072 (2000 - $204,331) which is due to companies with a director or officer in common.
(b)	included in administration expense is $484,255 (2000 - $572,638) for payments made to a company with a director in common for services rendered to the Company.
F-13

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

8.	Income taxes:

Income tax expense differs from the amount that would be computed by applying the federal and provincial statutory income tax rates of 39.6% (2000 - 44.6%) to income before income taxes due to valuation allowances provided against losses incurred in the year.

	Future income tax assets are as follows:
		2001	2000

	Future income tax asset:
	Loss carry forwards	$3,594,871	$2,849,279
	Capital assets	72,001	65,147
	Financing costs	86,931	21,985
		3,753,803	2,936,411
	Valuation allowance	(3,753,803)	(2,936,411)
		$-	$-

As at December 31, 2001, the Company (including its subsidiary) has non-capital loss carry forwards aggregating approximately $9,077w,000 available to reduce taxable income otherwise calculated in future years. These losses expire as follows:

	2004		$1,169,000
	2005		234,000
	2006		2,006,000
	2007		2,870,000
	2008		2,798,000
			$9,077,000

As indicated above, the tax benefits related to these loss carry forwards, the application of which may be restricted, has not been recognized in these financial statements as management does not consider it more likely than not that such assets will be realized in the carry forward period.

9.	Commitments:
	The Company is committed to the following operating lease payments for equipment and office premises over the next five years:

	2002		$135,434
	2003		69,866
	2004		26,713
	2005		-
	2006		-
			$232,013
F-14

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

10.	Financial instruments and risk management:
	(a)	Fair values:

The fair value of the Company's financial instruments, represented by cash, accounts receivable, accounts payable and accrued liabilities and advances payable, approximates their carrying values due to their ability to be promptly liquidated or their immediate or short term maturity.

	(b)	Credit risk:

The Company is exposed to credit risk only with respect to uncertainty as to timing and amount of collectibility of accounts receivable. The Company's maximum credit risk is the carrying value of accounts receivable.

	(c)	Foreign currency risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. Management has not entered into any foreign currency contracts to mitigate this risk.

11.	Subsequent events:
	(a)	Subsequent to December 31, 2001, 102,999 options were exercised at a price of $1.00 and 17,850 warrants were exercised at a price of $1.10.
	(b)	On February 8, 2002, the Company issued 37,500 shares to Roth Capital partners for future financing services.

F-15

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

12.	United States generally accepted accounting principles:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which differ in certain respects with accounting principles generally accepted in the United States ("U.S. GAAP"). Material issues that could give rise to measurement differences to these consolidated financial statements are as follows:

	(a)	Stock-based compensation:

As described in note 6, the Company has granted stock options to certain employees, directors and advisors. These options are granted for services provided to the Company. For U.S. GAAP purposes, an enterprise recognizes or, at its option, discloses the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under U.S. GAAP to continue to measure compensation cost for stock options granted to employees by the intrinsic value method. Options granted to non-employee consultants are required to be measured and recognized at their fair value as the services are provided and the options are earned. In addition, during the year ended December 31, 2001, the Company effectively repriced certain options whereby, under U.S. GAAP, are accounted for as variable options and increases in the underlying common shares market price since the repricing date are recognized as compensation cost until the options are exercised, expire or forfeited.

	(b)	Beneficial conversion option:

During the year ended December 31, 2000, the Company issued convertible debentures with detachable warrants attached (note 6(b)). For Canadian GAAP purposes, the issuance is considered to be of a compound debt and equity instrument and the proceeds have been allocated between the two elements based on their relative fair values. For U.S. GAAP purposes, this allocation results in a beneficial conversion option as the fair value of the shares issuable on conversion of the debt is in excess of the value that would be issuable based on the reduced carrying value of the debt element. This beneficial conversion option has been amortized over the period to the first conversion date.

	(c)	Warrant issuances for services:

During the year ended December 31, 2000, the Company issued 200,000 warrants having an exercise price of $3.50 each for services rendered. In accordance with the Company's accounting policies, for Canadian GAAP purposes no value has been assigned to these warrant issuances. For U.S. GAAP purposes, the fair value of these warrants would be determined based on an option pricing model and recognized as the services are provided.

	(d)	Loss per share:

In accordance with U.S. GAAP, common shares issuable on exercise of the Special Warrants are included in the calculation of the weighted average number of shares outstanding for purposes of the loss per share calculations.

F-16

IMAGIS TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
(Expressed in Canadian dollars)

Years ended December 31, 2001 and 2000

12.	United States generally accepted accounting principles (continued):
	(e)	The effect of these accounting differences on deficit, net loss, loss per share and future income taxes under United States accounting principles are as follows:

			2001	2000

		Deficit, Canadian GAAP	$(10,190,636)	$(7,169,932)
		Cumulative stock-based compensation (a)	(1,054,612)	(904,501)
		Beneficial conversion options (b)	(208,200)	(208,200)
		Warrants issued for services (c)	(722,000)	(722,000)

		Deficit, U.S. GAAP	$(12,175,448)	$(9,004,633)

		Loss for the year, Canadian GAAP	$(3,020,704)	$(3,010,031)
		Stock-based compensation (a)	(150,111)	(790,277)
		Beneficial conversion options (b)	-	(208,200)
		Warrants issued for services (c)	-	(722,000)

		Loss for the year, U.S. GAAP	$(3,170,815)	$(4,730,508)

		Loss per share, U.S. GAAP - basic and diluted	$(0.22)	$(0.41)

F-17

IMAGIS TECHNOLOGIES INC. BALANCE SHEETS AS AT JUNE 30, 2002 AND DECEMBER 31, 2001 (expressed in Canadian dollars)

	June 30, 2002 (Unaudited)	Dec. 31, 2001

Current assets:
Cash and cash equivalents	$304,794	$200,659
Short-term investments	919,167	2,560,000
Accounts receivable	522,605	465,024
Accrued revenue receivable	362,296	--
	2,108,862	3,225,683
Equipment, net	200,359	51,838
	$2,309,221	$3,277,521

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable and accrued liabilities	$496,056	$444,871
Deferred revenue	296,327	59,184
	792,383	504,055

Shareholders' equity (deficiency):
Share capital (note 4)	13,383,675	10,142,041
Special warrants	973,991	2,822,061
Contributed surplus	147,182	-
Deficit	(12,988,010)	(10,190,636)
	1,516,838	2,773,466

	$2,309,221	$3,277,521

See accompanying notes to financial statements.

F-18

IMAGIS TECHNOLOGIES INC. STATEMENTS OF OPERATIONS AND DEFICIT FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001 (expressed in Canadian dollars) (Unaudited – Prepared by Management)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001

Revenues:
Software sales	$922,622	$656,047	$1,908,576	$849,092
Support and services	51,821	87,578	111,651	210,095
Other	17,297	1,579	33,378	41,075
	991,740	745,204	2,053,605	1,100,262

Expenses:
Cost of materials	143,172	35,619	153,461	69,467
Sales and marketing	836,177	195,013	1,393,925	455,435
Technical services	209,822	217,413	449,219	392,431
Technology development	413,011	255,879	782,717	529,522
Administration, including stock- based compensation of $147,182 (2001 – nil)	1,014,145	308,032	2,011,323	531,239
Interest	8,499	9,600	3,672	41,632
Amortization	24,786	3,534	56,662	8,310
	2,649,612	1,025,090	4,850,979	2,028,036

Loss for the period	(1,657,872)	(279,886)	(2,797,374)	(927,774)

Deficit, beginning of period	(11,330,138)	(7,817,820)	(10,190,636)	(7,169,932)

Deficit, end of period	$(12,988,010)	$(8,097,706)	$(12,988,010)	$(8,097,706)

Loss per share	$(0.09)	$(0.02)	$(0.16)	$(0.07)

Weighted average number of Shares outstanding	17,713,530	13,923,562	17,213,938	13,454,295

See accompanying notes to financial statements.

F-19

IMAGIS TECHNOLOGIES INC. STATEMENTS OF CASH FLOWS FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001 (expressed in Canadian dollars) (Unaudited – Prepared by Management)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001

Cash provided by (used for):
Net loss	$(1,657,872)	$(279,886)	$(2,797,374)	$(927,774)
Items not involving the use of cash:
Amortization	24,786	3,534	56,662	8,310
Stock-based compensation	2,150	-	147,182	-
Accrued interest	-	1,263	-	4,821
Common shares issued for services	-	-	78,750	28,473
Changes in non-cash operating working capital:
Accounts receivable	651,223	323,264	(57,581)	635,518
Accrued revenue receivable	(362,296)		(362,296)
Accounts payable and accrued liabilities	(49,030)	11,889	51,184	(161,934)
Deferred revenue	219,651	(22,647)	237,143	34,659
	(1,171,388)	37,417	(2,646,330)	(377,927)

Cash flows from investing activities:
Purchase of equipment	(142,289)	-	(205,183)	(1,636)
Short-term investments	772,098	-	1,640,833	-
	629,809	-	1,435,650	(1,636)

Cash flows from financing activities:
Issuance of common shares for cash	792,126	1,391,000	1,315,874	1,461,333
Share issue costs	(1,059)	(90,248)	(1,059)	(90,248)
Receipt of advances payable in advance of private placement	-	(148,500)	-	(100,000)
Repayment of advances payable	-	(646,287)	-	(470,283)
Repayment of obligation under capital lease	-	(556)	-	(2,226)
Loan from related parties	-	-	-	95,000
	791,067	505,409	1,314,815	893,576

Increase (decrease) in cash for the period	249,488	542,826	104,135	514,013
Cash and cash equivalents, beginning of period	55,306	30,684	200,659	59,497
Cash and cash equivalents, end of period	$304,794	$573,510	$304,794	$573,510

Supplementary information and disclosure of non-cash financing and investing activities:
Interest paid	$79	$-	$3,672	$1,459
Non-cash transactions not reported above:
Issuance of common shares on conversion of special warrants	652,320	-	1,848,070	-
Issuance of common shares for services rendered	-	-	78,750	28,473

See accompanying notes to financial statements

F-20

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

1.  Operations:

Imagis Technologies Inc. (the “Company”) was incorporated under the Company Act (British Columbia) on March 23, 1998. The Company operates in a single segment, being the development and sale of software applications and advanced biometric facial recognition software solutions. The Company’s assets are based in Canada. In the six month period ended June 30, 2002, three customers represented approximately 18%, 24%, and 40% of total revenues (December 31, 2001 – two customers represented approximately 40% and 20% of total revenues).

These financial statements have been prepared on a going concern basis, which includes the assumption that the Company will be able to realize its assets and settle its liabilities in the normal course of business. For the six-month period ended June 30, 2002, the Company has incurred a loss from operations of $2,797,374 and a deficiency in operating cash flow of $2,646,330. In addition, the Company has incurred significant operating losses and net utilization of cash in operations in all prior periods. Accordingly, the Company will require continued financial support from its shareholders and creditors until it is able to generate sufficient cash flow from operations on a sustained basis. Failure to obtain ongoing support of its shareholders and creditors may make the going concern basis of accounting inappropriate, in which case the Company’s assets and liabilities would need to be recognized at their liquidation values. These financial statements do not include any adjustment due to this going concern uncertainty.

2.  Significant accounting policies:

The Company prepares its financial statements in accordance with generally accepted accounting principles in Canada and, except as set out in Note 7, also comply, in all material respects, with accounting principles generally accepted in the United States. The financial statements reflect the following significant accounting policies:

(a)	Cash equivalents:

The Company considers all highly liquid investments with a term to maturity of three months or less when purchased to be cash equivalents. Investments having a term in excess of three months but less than one year are classified as short-term investments.

(b)	Equipment:

Equipment is recorded at cost and is amortized over its estimated useful life on a straight-line basis at the following annual rates:

Asset	Rate
Software	100%
Computer hardware	30%
Furniture and fixtures	20%
F-21

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.  Significant accounting policies, continued:

(c)	Revenue recognition:

(i)	Software sales revenue:

The Company recognizes revenue consistent with Statement of Position 97-2, “Software Revenue Recognition”. In accordance with this Statement, revenue is recognized, except as noted below, when all of the following criteria are met; persuasive evidence of a contractual arrangement exists, title has passed, delivery and customer acceptance has occurred, the sales price is fixed or determinable and collection is reasonably assured.

When a software product requires significant production, modification or customization, the Company generally accounts for the arrangement using the percentage-of-completion method of contract accounting. Progress to completion is measured by the proportion that activities completed are to the activities required under each arrangement. When the current estimate on a contract indicates a loss, a provision for the entire loss on the contract is made.

When software is sold under contractual arrangements that includes post contract customer support (“PCS”), the elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements. VSOE is identified by reference to renewal arrangements for similar levels of support covering comparable periods. If such evidence does not exist, revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

The Company provides for estimated returns and warranty costs, which to date have been nominal, on recognition of revenue.

(ii)	Support and services revenue:

Contract support and services revenue is deferred and is amortized to revenue ratably over the period that the support and services are provided.

(d)	Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements. Actual amounts may differ from these estimates.

(e)	Foreign currency:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Revenues and expenses are translated using rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

(f)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of substantive enactment. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

F-22

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.  Significant accounting policies, continued:

(g)	Stock-based compensation:

Effective January 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require equity instruments awarded to employees and the cost of the service received as consideration to be measured and recognized based on the fair value of the equity instruments issued. Compensation expense is recorded over the period of related employee service, usually the vesting period of the equity instrument awarded. Alternatively, the new recommendations permit the measurement of compensation expense for stock option grants to employees and directors that are not direct awards of stock, stock appreciation rights or otherwise call for settlement in cash or other assets by an alternative method and to provide pro forma disclosure of the financial results using the fair value method. The Company has elected to follow an alternative method and continue with the former accounting policy of recognizing no compensation expense when stock options are granted to employees because the Company grants stock options with an exercise price based on the market price at the date of the grant. The Company recognizes compensation expense for consultants based on the fair value of the equity instruments issued.

Had compensation expense for employees been determined based on the fair value method, the Company’s net loss and net loss per share for the six months ended June 30, 2002, would have been adjusted to the pro forma amounts indicated below:

	Three months ended June 30, 2002	Six months ended June 30, 2002

Net loss – as reported	$(1,657,872)	$(2,797,374)
Net loss – pro forma	(2,064,992)	(3,308,849)

Net loss per share – as reported	$(0.09)	$(0.16)
Net loss per share – pro forma	(0.12)	(0.19)

The pro forma amounts exclude the effect of stock options granted prior to January 1, 2002. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model. For options granted during the quarter ended June 30, 2002 the Black-Scholes model incorporated the following assumptions: risk-free interest rate of 5%, dividend yield of 0%, expected life of 5 years, and volatility of 141%.

The weighted average fair value of employee stock options granted during the three months ended June 30, 2002 was $3.04 per share.

(h)	Loss per share:

Loss per share is calculated using the weighted average number of shares outstanding during the reporting period. This average includes outstanding common shares issued in a reporting period from their date of issuance. Diluted per share amounts are calculated by the treasury stock method whereby the assumed proceeds of dilutive exercisable instruments are applied to repurchase common shares at the average market price for the period. The resulting net issuance is included in the weighted average number for purposes of the diluted per share calculation.

F-23

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

2.  Significant accounting policies, continued:

(i)	Unaudited interim financial information:

The information reported herein as at June 30, 2002 and for the three and six month periods ended June 30, 2002 and 2001 is unaudited. However, such financial information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented. The unaudited interim financial statements are prepared using accounting policies consistent with and should be read in conjunction with the Company’s financial statements as at and for the year ended December 31, 2001 which are included in the Company’s 2001 Annual Report on Form 10-KSB. Certain comparative figures have been reclassified to conform with presentation adopted in the current reporting period. Results for the interim periods ended June 30, 2002 are not necessarily indicative of what the results will be for the complete 2002 fiscal year.

3.  Share capital:

(a)	Authorized:

100,000,000 common shares without par value

(b)	Issued:

	Number of shares	Amount

Balance, December 31, 2000	12,965,965	6,329,155
Issued during the period for cash:
On private placement	1,730,332	1,998,650
Options exercised	295,834	395,834
Warrants exercised	1,407,000	1,523,700
Issued for services related to private placement	20,000	29,000
Share issuance costs	--	(134,298)
Balance, December 31, 2001	16,419,131	$10,142,041

Issued during the period for cash:
Options exercised	167,670	214,255
Warrants exercised	606,757	1,101,618
Issued on conversion of special warrants	851,645	1,848,070
Issued as bonus for consulting agreement	37,500	78,750
Share issuance costs	--	(1,059)
Balance, June 30, 2002	18,082,703	$13,383,675

(c)	Escrowed shares:

As at December 31, 2001, 266,669 common shares were being held in escrow. These common shares were released from escrow on February 23, 2002.

F-24

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

3.  Share capital, continued:

(d)	Special warrants:

(i)	On November 9, 2001, 1,427,682 Special Warrants were sold at a price of $2.17 per Special Warrant, each of which entitles the holder, upon exercise and without payment of further consideration, to acquire one common share of the Company and one-half of one common share purchase warrant (the “Warrants”) of the Company. Each whole Warrant will entitle the holder to purchase one common share of the Company at a price of $2.55 for a period of one year from the date the underlying shares are qualified for resale.

The securities issued pursuant to the brokered private placement and all underlying securities were subject to resale restrictions that expired on March 9, 2002.

(ii)	Earnings per share calculations do not include the underlying common shares to outstanding Special Warrants.

(e)	Warrants:

December 31, 2001	Granted	Exercised	Expired	June 30, 2002	Exercise price	Expiry date

266,666	--	--	--	266,666	$1.25	August 31, 2002
133,334	--	--	--	133,334	$1.25	February 23, 2003
50,000	--	--	(50,000)	--	$4.00	June 16, 2002
274,000	--	(274,000)	--	--	$1.10	Various to May 6, 2003
114,666	--	--	--	114,666	$2.55	November 9, 2002
713,840	--	(205,622)	--	508,218	$2.55	November 9, 2002
--	142,768	(127,135)	--	15,633	$2.17	November 9, 2002
--	50,000	--	--	50,000	$2.20	Jan 18, 2004

1,552,506	192,768	(606,757)	(50,000)	1,088,517

During the period ended June 30, 2002, the expiry date of warrants exercisable at $1.25 each was extended from June 24, 2002 to August 31, 2002.

(f)	Options:

December 31, 2001	Granted	Exercised	Expired	June 30, 2002	Exercise price	Expiry date

230,000	--	--	--	230,000	$0.30	July 6, 2003
1,183,664	--	(140,665)	--	1,042,999	$1.00	Various to August 30, 2006
540,000	--	(5,500)	--	534,500	$1.50 to $2.90	Various to December 30, 2005
--	440,000	(21,505)	--	418,495	$2.24 to $3.40	February 8, 2004 to March 4, 2007
--	200,000	--	--	200,000	$3.40 to $3.50	May 15, 2007

1,953,664	640,000	(167,670)	--	2,425,994

F-25

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

4.  Related party transactions not disclosed elsewhere are as follows:

(a)	included in accounts payable and accrued liabilities is $73,182 which is due to directors, officers and companies with a director and/or officer in common.

(b)	included in administration expense is $178,300 for payments made to a company with a director in common for services rendered to the Company.

5.  Commitments:

The Company has operating leases for certain of its office premises that covers the period through to June 2005. The minimum annual lease payments for the fiscal years ended December 31 are as follows:

2002	$25,000
2003	50,000
2004	50,000
2005	25,000

6.   Subsequent events:

(a)	On July 8, 2002, the Company received $1,750,000 US from OSI Systems Inc. for 1,166,667 shares at a price of $1.50 US ($2.28 CDN). OSI Systems also received 291,667 share purchase warrants (expiring July 7, 2004) entitling them to purchase 291,677 common shares of the Company for $1.50 US.

(b)	On July 12, 2002, 30,000 common stock purchase options were exercised for total proceeds to the Company of $30,000.

7.  United States generally accepted accounting principles:

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects with accounting principles generally accepted in the United States (“U.S. GAAP”). See note 12 of the Company’s 2001 Annual Report on Form 10-KSB for a qualitative description of material differences between Canadian and U.S. GAAP. The effect of these accounting differences on deficit, loss and loss per share under United States accounting principles are as follows:

	June 30, 2002	December 31, 2001
Deficit, Canadian GAAP	$(12,988,010)	$(10,190,636)
Cumulative stock based compensation	(1,443,245)	(1,054,612)
Beneficial conversion options	(208,200)	(208,200)
Warrants issued for services	(722,000)	(722,000)
Deficit, U.S. GAAP	$(15,361,455)	$(12,175,448)

F-26

IMAGIS TECHNOLOGIES INC.
NOTES TO FINANCIAL STATEMENTS
(expressed in Canadian dollars)
(Unaudited – Prepared by Management)

8.  United States generally accepted accounting principles, continued:

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001

Loss for the period, Canadian GAAP	$(1,657,872)	$(279,886)	$(2,797,374)	$(927,774)
Stock-based compensation	95,391	(52,785)	(388,633)	(85,335)
Loss for the period, U.S. GAAP	(1,562,481)	(322,671)	(3,186,007)	(1,013,109)
Loss per share, U.S. GAAP	$(0.09)	$(0.02)	$(0.19)	$(0.08)

9.  Recent accounting pronouncements:

During 2001, the Financial Accounting Standards Board issued four new pronouncements:

Statement 141, Business Combinations, requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

Statement 142, Goodwill and Other Intangible Assets, requires that goodwill as well as other indefinite life intangible assets be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

Statement 143, Accounting for Asset Retirement Obligations, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2001.

Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001.

Currently, the Company does not believe that the impact of these accounting pronouncements would be material to the financial results.

F-27

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

1,458,334 Shares

IMAGIS TECHNOLOGIES INC.

Common Stock PROSPECTUS _____________ ___, 2002

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The Articles of Incorporation of the Company provide that the Company shall indemnify any person to the full extent permitted by British Columbia company law. Reference is hereby made to Section 128 of the Company Act, R.S.B.C. 1996, Chapter 62, relating etc.

Item 25. Other Expenses of Issuance and Distribution.

        Imagis Technologies Inc. (the “Company” or the “Registrant”) will pay all reasonable expenses incident to the issuance and distribution of the securities, including those set forth below. None of these expenses will be borne by the selling securityholder.

SEC registration fee	$134.17
Legal fees and expenses	10,000.00
Accounting fees and expenses	1,000.00
Miscellaneous	13,865.83	*

Total	$25,000.00

*	Estimated

Item 26. Recent Sales of Unregistered Securities.

        On July 8, 2002, the Registrant issued 1,166,667 common shares and 291,667 Warrants, each Warrant to purchase one Common Share to OSI Systems Inc. The shares and warrants were issued in reliance upon Section 4(2) under the Securities Act. In relying upon such exemption: (i) the Registrant did not engage in any “general subsection; (ii) OSI represented that (a) it is an “accredited investor” as defined in Rule 144(c)(1) under the Securities Act, (b) its representatives are sophisticated investors and are capable of evaluating the merits and risks of an investment in the securities, (c) it is able to bear the economic risk of our investment in the securities; and (d) it is acquiring the securities for its own account and not with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act, in violation of the Securities Act; and (iii) OSI was provided access to all necessary information to enable it to evaluate the financial risk inherent in the transaction.

        The Company issued 105,000 Common Shares upon the exercise of stock options by two (2) non-U.S. persons in private transactions outside the United States for gross proceeds to the Company of $52,500. The options were exercised on the following dates for the following amounts: July 12, 2002 – 30,000 options for gross proceeds to the Company of $30,000; and September 6, 2002 – 75,000 options for gross proceeds to the Company of $22,500. The Common Shares were issued in reliance upon Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

        The Company granted stock options exercisable to acquire 430,000 Common Shares to certain employees, directors and consultants who were non-U.S. persons in a private offering outside the United States. The options were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company granted stock options exercisable to acquire 300,000 Common Shares to a director who is a U.S. person in a private offering outside the United States. The options were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company issued 34,505 Common Shares upon the exercise of stock options by three (3) non-U.S. persons in private transactions outside the United States for gross proceeds to the Company of $79,840. The options were exercised on the following dates for the following amounts: June 12, 2002 – 21,505 options for gross proceeds to the Company of $63,870; June 12, 2002 – 3,000 options for gross proceeds to the Company of $5,970; and June 17, 2002 – 10,000 options for gross proceeds to the Company of $10,000. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

II-1

        The Company issued 422,622 Common Shares upon the exercise of warrants by fifteen (15) non-U.S. persons in private transactions outside the United States for gross proceeds to the Company of $712,286. These warrants were exercised on the following dates for the following amounts: April 2, 2002 – 4,500 warrants for gross proceeds to the Company of $4,950; April 8, 2002 – 5,000 warrants for gross proceeds to the Company of $12,750; April 12, 2002 – 150 warrants for gross proceeds to the Company of $165; April 12, 2002 – 3,350 warrants for gross proceeds to the Company of $3,685; April 17, 2002 – 5000 warrants for gross proceeds to the Company of $12,750; April 23, 2002 – 22,500 warrants for gross proceeds to the Company of $57,375; April 26, 2002 – 3,000 warrants for gross proceeds to the Company of $3,300; May 8, 2002 – 33,456 warrants for gross proceeds to the Company of $85,313; May 13, 2002 – 34,562 warrants for gross proceeds to the Company of $88,133; May 23, 2002 – 72,500 warrants for gross proceeds to the Company of $79,750; May 23, 2002 – 12,500 warrants for gross proceeds to the Company of $31,875; May 28, 2002 – 5000 warrants for gross proceeds to the Company of $5,500; June 5, 2002 – 57,604 warrants for gross proceeds to the Company of $146,890; June 7, 2002 – 7,000 warrants for gross proceeds to the Company of $7,700; and June 27, 2002 – 156,500 warrants for gross proceeds to the Company of $172,150. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company issued 300,608 Common Shares upon the conversion of special warrants into common shares by five (5) non-U.S. persons in private non-cash transactions outside the United States for deemed gross proceeds to the Company of $652,319. These special warrants were exercised on the following dates for the following amounts: April 2, 2002 – 50,000 special warrants for deemed gross proceeds to the Company of $108,500; April 5, 2002 – 45,000 special warrants for deemed gross proceeds to the Company of $97,650; April 5, 2002 – 115,208 special warrants for deemed gross proceeds to the Company of $250,001; May 10, 2002 – 45,400 special warrants for deemed gross proceeds to the Company of $98,518; and May 13, 2002 – 45,000 special warrants for deemed gross proceeds to the Company of $97,650. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company granted stock options exercisable to acquire 340,000 Common Shares to certain employees, directors and consultants who were non-U.S. persons in a private offering outside the United States. The options were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company issued 133,165 Common Shares upon the exercise of stock options by sixteen (16) non-U.S. persons in private transactions outside the United States, for gross proceeds to the Company of $134,415. The options were exercised on the following dates for the following amounts: January 4, 2002 – 45,000 options, for gross proceeds to the Company of $45,000; January 25, 2002 – 13,500 options, for gross proceeds to the Company of $13,500; January 29, 2002 – 16,166 options, for gross proceeds to the Company of $16,166; January 31, 2002 – 25,833 options, for gross proceeds to the Company of $25,833; February 7, 2002 – 5,000 options, for gross proceeds to the Company of $5,000; February 19, 2002 – 7,666 options, for gross proceeds to the Company of $7,666; February 21, 2002 – 4,000 options, for gross proceeds to the Company of $4,000; February 28, 2002 – 13,500 options, for gross proceeds to the Company of $13,500; and March 19, 2002 – 2,500 options, for gross proceeds to the Company of $3,750. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

        The Company issued 184,135 Common Shares upon the exercise of warrants by five (5) non-U.S. persons in private transactions outside the United States, for gross proceeds to the Company of $389,333. These warrants were exercised on the following dates for the following amounts: February 4, 2002 – 17,850 warrants, for gross proceeds to the Company of $19,635; March 11, 2002 – 127,077 warrants, for gross proceeds to the Company of $289,057; March 11, 2002 – 4,150 warrants, for gross proceeds to the Company of $4,565, and March 25, 2002 – 35,058 warrants, for gross proceeds to the Company of $76,076. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company issued 551,037 Common Shares upon the conversion of special warrants into common shares by four (4) non-U.S. persons in private non-cash transactions outside the United States, for deemed gross proceeds to the Company of $1,195,750. These special warrants, were exercised on the following dates for the following amounts: February 26, 2002 – 70,000 special warrants, for deemed gross proceeds to the Company of $151,900; and March 11, 2002 – 481,037 special warrants, for deemed gross proceeds to the Company of $1,043,850. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

II-2

        The Company granted stock options exercisable to acquire 340,000 Common Shares to certain employees, directors and consultants who were non-U.S. persons in a private offering outside the United States. The options were issued in reliance upon Regulation S promulgated under the Securities Act.

        On January 18, 2002, the Company issued warrants exercisable to acquire 50,000 Common Shares to Pembridge Venture Partners (“PVP”). The warrants were issued in reliance upon Rule 506 of Regulation D promulgated under the Securities Act of 1933. PVP represented to the Company that it was an “accredited investor”, as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

        On February 2, 2002, the Company granted stock options exercisable to acquire 100,000 Common Shares to Sanjay Sabnani, a consultant to the Company. The options were issued in reliance upon Rule 506 of Regulation D under the Securities Act of 1933. Mr. Sabnani represented to the Company that he was an “accredited investor”, as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act.

        On February 8, 2002, the Company issued 37,500 shares to Roth Capital Partners (“RCP”) as required by the financial services agreement between the Company and RCP. The shares were issued in reliance upon Section 4(2) under the Securities Act. In relying upon such exemption: (i) the Company did not engage in any “general solicitation”, (ii) RCP represented and the Company reasonably believed that it had such knowledge and experience in financial matters such that it was capable of evaluating the merits and risks of the prospective investment and was able to bear the economic risk of such investment, (iii) RCP was provided access to all necessary and adequate information to enable it to evaluate the financial risk inherent in such transaction, (iv) the offer was made only to RCP, and (v) RCP represented that it is accepting the shares for itself and not for distribution.

        The Company issued 1,501,000 units, each consisting of one (1) common share and one (1) warrant to purchase a common share, to ten (10) non-U.S. persons in a private offering outside the United States for gross proceeds of $1,501,000. In addition, on March 12, 2001, the Company issued 20,000 common shares to one (1) non-U.S. person for services related to this private offering. This financing closed in three tranches, made up of 973,000 units on April 26, 2001, 418,000 units on June 12, 2001 and 110,000 units on August 15, 2001. All of the common shares were issued in reliance upon Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

        On November 9, 2001, the Company issued 229,332 units, each unit consisting of one (1) common share and one-half (1/2) of a non-transferable share purchase warrant to purchase a common share, to two (2) non-U.S. persons in a private offering outside the United States for gross proceeds of $497,650. All of the units, and underlying common shares, were issued in reliance upon Regulation S promulgated under the Securities Act.

        Concurrently with the issuance of the 229,332 units, the Company issued 1,427,682 special warrants, each convertible into one (1) common share and one-half (1/2) of a non-transferable share purchase warrant, to eleven (11) non-U.S. persons in a private offering outside the United States for gross proceeds of $3,098,070. All of the common shares were issued in reliance upon Regulation S promulgated under the Securities Act of 1933.

        The Company issued 295,834 Common Shares upon the exercise of stock options by sixteen (16) non-U.S. persons in private transactions outside the United States for gross proceeds of $395,834. The options were exercised on the following dates for the following amounts: January 24, 2001 – 3,333 options, for gross proceeds of $3,333; February 22, 2001 – 3,000 options, for gross proceeds of $3,000; September 19, 2001 – 5,000 options, for gross proceeds of $5,000; September 26, 2001 – 28,334 options, for gross proceeds of $28,334; October 16, 2001 – 5,000 options, for gross proceeds of $5,000; October 22, 2001 – 8,500 options, for gross proceeds of $8,500; October 23, 2001 – 105,000 options, for gross proceeds of $155,000; October 29, 2001 – 100,000 options, for gross proceeds of $150,000; November 8, 2001 – 6,000 options, for gross proceeds of $6,000; November 9, 2001 – 18,667 options, for gross proceeds of $18,667; December 12, 2001 – 8,000 options, for gross proceeds of $8,000; and December 13, 2001 – 5,000 options, for gross proceeds of $5,000. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

II-3

        The Company issued 1,407,000 Common Shares upon the exercise of warrants by thirteen (13) non-U.S. persons in private transactions outside the United States, for gross proceeds of $1,523,700. These warrants were exercised on the following dates for the following amounts: March 16, 2001 – 17,500 warrants, for gross proceeds of $14,000; March 17, 2001 – 62,500 warrants, for gross proceeds of $50,000; September 26, 2001 – 100,000 warrants, for gross proceeds of $110,000; October 1, 2001 – 25,000 warrants, for gross proceeds of $27,500; October 5, 2001 – 10,000 warrants, for gross proceeds of $11,000; October 15, 2001 – 99,000 warrants, for gross proceeds of $108,900; October 16, 2001 – 46,500 warrants, for gross proceeds of $51,150; October 24, 2001 – 380,000 warrants, for gross proceeds of $418,000; October 30, 2001 – 115,000 warrants, for gross proceeds of $126,500; November 1, 2001 – 45,000 warrants, for gross proceeds of $49,500; November 8, 2001 – 49,500 warrants, for gross proceeds of $54,450; November 13, 2001 – 250,000 warrants, for gross proceeds of $275,000; November 26, 2001 – 6,000 warrants, for gross proceeds of $6,600; December 6, 2001 – 30,000 warrants, for gross proceeds of $33,000; December 13, 2001 – 61,000 warrants, for gross proceeds of $67,100; and December 17, 2001 – 110,000 warrants, for gross proceeds of $121,000. The common shares were issued in reliance upon Regulation S promulgated under the Securities Act.

        The Company granted stock options exercisable to acquire 1,190,000 Common Shares to certain employees, directors and consultants who were non-U.S. persons in a private offering outside the United States. The options were issued in reliance upon Regulation S promulgated under the Securities Act.

        On December 19, 2001, the Company granted stock options exercisable to acquire 100,000 Common Shares to Oliver “Buck” Revell, the Company’s Chairman and a director (the “Optionee”). The options were issued in reliance upon Section 4 (2) under the Securities Act of 1933. In relying upon such exemption: (i) the Company did not engage in any “general solicitation”, (ii) the Optionee represented and the Company reasonably believed that he had such knowledge and experience in financial matters such that he was capable of evaluating the merits and risks of the prospective investment upon exercise of the stock options and was able to bear the economic risk of such investment, (iii) the Optionee was provided access to all necessary and adequate information to enable him to evaluate the financial risk inherent in making such investment, (iv) the offer was made only to the Optionee, and (v) the Optionee represented that he will be acquiring the shares underlying the options for himself and not for distribution.

Item 27. Exhibits

Exhibit	Description of Exhibit
5.1	Opinion of Godinho Sinclair Shields*
23.1	Consent of KPMG LLP
23.2	Consent of Godinho Sinclair & Shields (included on Exhibit 5.1*)
24.1	Power of Attorney (included on the signature page of the Registrant Statement)

*To be filed by amendment.

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

II-4

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the Information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Vancouver, Province of British Columbia, Canada, on the 19th day of September 2002.

IMAGIS TECHNOLOGIES INC. By: /s/ Iain Drummond —————————————— Name: Iain Drummond Title: President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Iain Drummond and Wayne Smith, each with full authority to act without the others, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Oliver Revell —————————— Oliver Revell	Chairman and a Director	September 19, 2002

/s/ Iain Drummond —————————— Iain Drummond	President, Chief Executive Officer and a Director (Principal Executive Officer)	September 19, 2002

/s/ Wayne Smith —————————— Wayne Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2002
/s/ Altaf Nazerali —————————— Altaf Nazeral	Director	September 19, 2002

/s/ Robert Gordon —————————— Robert Gordon	Director	September 19, 2002

/s/ Roy Davidson Trivett —————————— Roy Davidson Trivett	Director

/s/ Treyton L. Thomas —————————— Treyton L. Thomas	Director	September 19, 2002

—————————— Deepak Chopra	Director
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